UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re:	)	Chapter 11
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EASTMAN KODAK COMPANY, et al.,[1]	)	Case No. 12-10202 (ALG)
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Debtors.	)	(Jointly Administered)
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FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

EASTMAN KODAK COMPANY AND ITS DEBTOR AFFILIATES

Andrew G. Dietderich
Brian D. Glueckstein
Michael H. Torkin
John J. Jerome	Pauline K. Morgan
SULLIVAN & CROMWELL LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
125 Broad Street	1270 Avenue of the Americas
New York, New York 10004	New York, New York 10020
Telephone: (212) 558-4000	Telephone: (212) 332-8840

Counsel to the Debtors and

Debtors in Possession

Dated: August 21, 2013

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Eastman Kodak Company (7150); Creo Manufacturing America LLC (4412); Eastman Kodak International Capital Company, Inc. (2341); Far East Development Ltd. (2300); FPC Inc. (9183); Kodak (Near East), Inc. (7936); Kodak Americas, Ltd. (6256); Kodak Aviation Leasing LLC (5224); Kodak Imaging Network, Inc. (4107); Kodak Philippines, Ltd. (7862); Kodak Portuguesa Limited (9171); Kodak Realty, Inc. (2045); Laser-Pacific Media Corporation (4617); NPEC Inc. (5677); Pakon, Inc. (3462); and Qualex Inc. (6019). The location of the Debtors’ corporate headquarters is 343 State Street, Rochester, NY 14650.

TABLE OF CONTENTS

			Page

1.	INTRODUCTION		1

2.	DEFINITIONS AND RULES OF INTERPRETATION		2

	2.1.	Scope of Defined Terms	2
	2.2.	Defined Terms	2
	2.3.	Rules of Interpretation	26
	2.4.	Governing Law	27
	2.5.	Computation of Time	27

3.	GENERAL ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, DIP FACILITY CLAIMS, PROFESSIONAL CLAIMS, UNITED STATES TRUSTEE STATUTORY FEES AND RETIREE COMMITTEE ADMINISTRATIVE CLAIMS		28

	3.1.	Administrative Claim Bar Date	28
	3.2.	General Administrative Claims	29
	3.3.	DIP Claims	29
	3.4.	Professional Claims	30
	3.5.	Priority Tax Claims	31
	3.6.	Statutory Fees Payable Pursuant to 28 U.S.C. § 1930	31
	3.7.	Retiree Committee Administrative Claim	31
	3.8.	Backstop Fees; Backstop Expense Reimbursement	31

4.	CLASSIFICATION, TREATMENT AND VOTING OF CLAIMS AND EQUITY INTERESTS		32

	4.1.	Classification of Claims and Equity Interests	32
	4.2.	Treatment of Claims and Equity Interests	33
	4.3.	Intercompany Claims and Interests	37
	4.4.	Special Provision Governing Unimpaired Claims	38
	4.5.	Confirmation Pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code	38
	4.6.	Subordinated Claims	38

5.	IMPLEMENTATION OF THE PLAN		39

	5.1.	Operations Between the Confirmation Date and Effective Date	39
	5.2.	KPP Global Settlement	39
	5.3.	Settlement of Committee’s Lien Challenge	39
	5.4.	Other Restructuring Transactions	39
	5.5.	Vesting of Assets in the Reorganized Debtors	40
	5.6.	Cancellation of Existing Agreements, Notes and Equity Interests	40
	5.7.	New Common Stock	41
	5.8.	Rights Offerings	41

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1.	INTRODUCTION

Eastman Kodak Company (“Kodak”) and its debtor affiliates, as debtors-in-possession in the above-captioned chapter 11 cases (collectively, the “Debtors”), propose the following first amended joint plan of reorganization (including the Plan Supplement and all other exhibits and schedules thereto, the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered pursuant to an order of the Bankruptcy Court dated January 19, 2012. Each Debtor is a proponent of the Plan for purposes of section 1129 of the Bankruptcy Code.

2.	DEFINITIONS AND RULES OF INTERPRETATION

2.1. Scope of Defined Terms

Except as expressly provided herein or unless the context otherwise requires, each capitalized term used in this Plan shall either have (a) the meaning set forth in Article 2.2 or (b) if such term is not defined in Article 2.2, but such term is defined in the Bankruptcy Code, the meaning ascribed to such term in the Bankruptcy Code.

2.2. Defined Terms

2.2.1 “1145 Eligible Claim” means any Claim that is in whole or in part an “1145 Eligible Claim” as such term is defined in the 1145 Rights Offering Procedures.

2.2.2 “1145-Only Claim” means any 1145 Eligible Claim held by an 1145-Only Participant.

2.2.3 “1145-Only Participant” means a Person that certifies on its Ballot that such Person (a) is neither a “qualified institutional buyer” or an “accredited investor” within the meaning of Rule 144A or Rule 501(a) of the Securities Act, respectively, or (b) did not, as of June 17, 2013 and the 4(2) Certification Date, beneficially own General Unsecured Claims and/or Retiree Settlement Unsecured Claims in an aggregate face amount not less than (x) in the case of a “qualified institutional buyer”, $100,000 or (y) in the case of an “accredited investor”, $500,000.

2.2.4 “1145 Rights” means the rights to subscribe for and acquire 1145 Rights Offering Shares in accordance with the 1145 Rights Offering Procedures.

2.2.5 “1145 Rights Offering” means the offering of 1145 Rights in accordance with the 1145 Rights Offering Procedures.

2.2.6 “1145 Rights Offering Procedures” means the procedures with respect to the 1145 Rights Offering authorized pursuant to the Rights Offerings Procedures Order.

2.2.7 “1145 Rights Offering Shares” means 6 million shares of New Common Stock available for subscription and purchase in the 1145 Rights Offering.

2.2.8 “1145 Rights Offering Unsubscribed Shares” means any 1145 Rights Offering Shares that have not been duly subscribed for and fully paid in accordance with the 1145 Rights Offering Procedures.

2.2.9 “125% Exercise Price” means the cashless exercise price equal to the product of (a) the Per Share Price multiplied by (b) 1.25.

2.2.10 “125% Warrant Agreement” means the warrant agreement governing the 125% Warrants, which agreement shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties and the Creditors’ Committee, based on the term sheet attached to the Backstop Commitment Agreement and otherwise in form and substance substantially similar to the form included in the Plan Supplement.

2.2.11 “125% Warrants” means net-share settled warrants to acquire, at the 125% Exercise Price, a number of shares of New Common Stock equal to the product of (a) 5% multiplied by (b) the Effective Date Share Issuance (subject to any applicable anti-dilution adjustments and any other applicable terms of the 125% Warrant Agreement).

2.2.12 “135% Exercise Price” means the cashless exercise price equal to the product of (a) the Per Share Price multiplied by (b) 1.35.

2.2.13 “135% Warrant Agreement” means the warrant agreement governing the 135% Warrants, which agreement shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties and the Creditors’ Committee, based on the term sheet attached to the Backstop Commitment Agreement and otherwise in form and substance substantially similar to the form included in the Plan Supplement.

2.2.14 “135% Warrants” means net-share settled warrants to acquire, at the 135% Exercise Price, a number of shares of New Common Stock equal to the product of (a) 5% multiplied by (b) the Effective Date Share Issuance (subject to any applicable anti-dilution adjustments and any other applicable terms of the 135% Warrant Agreement).

2.2.15 “2018 Notes” means the 9.75% Senior Secured Notes due 2018 issued by Kodak under the indenture, dated as of March 5, 2010, between Kodak and The Bank of New York Mellon.

2.2.16 “2019 Notes” means the 10.625% Senior Secured Notes due 2019 issued by Kodak under the indenture, dated as of March 15, 2011, between Kodak and The Bank of New York Mellon.

2.2.17 “4(2) Certification Date” has the meaning set forth in the 4(2) Rights Offering Procedures.

2.2.18 “4(2) Eligible Claim” means a “4(2) Eligible Claim” (as such term is defined in the 4(2) Rights Offering Procedures) held by a 4(2) Eligible Participant.

2.2.19 “4(2) Eligible Participant” has the meaning set forth in the 4(2) Rights Offering Procedures.

2.2.20 “4(2) Rights” means the rights to subscribe for and acquire 4(2) Rights Offering Shares in accordance with the 4(2) Rights Offering Procedures.

2.2.21 “4(2) Rights Offering” means the offering of 4(2) Rights in accordance with the 4(2) Rights Offering Procedures.

2.2.22 “4(2) Rights Offering Procedures” means the procedures with respect to the 4(2) Rights Offering authorized pursuant to the Rights Offerings Procedures Order.

2.2.23 “4(2) Rights Offering Shares” means a number of shares of New Common Stock equal to the sum of (x) 28 million and (y) the number of 1145 Rights Offering Unsubscribed Shares.

2.2.24 “4(2) Rights Offering Unsubscribed Shares” means any 4(2) Rights Offering Shares that have not been duly subscribed for and fully paid in accordance with the 4(2) Rights Offering Procedures.

2.2.25 “503(b)(9) Claim” means a Claim asserted pursuant to section 503(b)(9) of the Bankruptcy Code.

2.2.26 “503(b)(9) Procedures Order” means the Final Order [Docket No. 374] entered by the Bankruptcy Court on February 16, 2012, establishing exclusive procedures for the assertion, resolution, allowance and satisfaction of 503(b)(9) Claims.

2.2.27 “ACE Companies” means, collectively, ACE American Insurance Company, Westchester Fire Insurance Company and each of their respective affiliates (but excluding Century and INA as defined in that certain Stipulation and Order dated August 16, 2013 by and between the Debtors, Century and INA).

2.2.28 “Active Employee” means any active employee of the Reorganized Debtors immediately following the Effective Date.

2.2.29 “Adequate Protection Claim” shall have the meaning ascribed to “507(b) Claims” as defined in paragraph 15 of the DIP Order.

2.2.30 “Administrative Claim” means a Claim arising under sections 503(b), 507(b) or, to the extent applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. 1911 and 1930.

2.2.31 “Administrative Claim Bar Date” means the date by which Proofs of Claim in respect of Administrative Claims must be filed, as determined by an order of the Bankruptcy Court.

2.2.32 “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

2.2.33 “Allowed” means, with respect to any Claim, that (a) such Claim has been allowed by the Plan or an order of the Bankruptcy Court, (b) such Claim has been allowed, compromised or settled in writing (i) prior to the Effective Date, by the Debtors in accordance with authority granted by an order of the Bankruptcy Court, or (ii) on or after the Effective Date, by the Reorganized Debtors, (c) such Claim is listed in the Schedules as not disputed, not contingent and not unliquidated and (i) no Proof of Claim has been filed, (ii) no objection to allowance, request for estimation, motion to deem the Schedules amended or other challenge has been filed prior to the Claims Objection Bar Date and (iii) such Claim is not otherwise subject to disallowance under section 502(d) of the Bankruptcy Code, or (d) such Claim is evidenced by a valid and timely filed Proof of Claim or request for payment of an Administrative Claim, as applicable, and (i) as to which no objection to allowance, request for estimation, or other challenge has been filed prior to the Claims Objection Bar Date and (ii) that is not otherwise subject to disallowance under section 502(d).

2.2.34 “Amended Disclosure Statement” means the First Amended Disclosure Statement for the Debtors’ First Amended Joint Plan of Reorganization, as approved by the Bankruptcy Court pursuant to the Solicitation Procedures Order, including all exhibits and schedules thereto and references therein that relate to the Plan, in each case in form and substance reasonably satisfactory to the Requisite Backstop Parties.

2.2.35 “APS” means AP Services, LLC.

2.2.36 “APS Retention Order” means the Order Granting the Debtors’ Motion to Employ and Retain AP Services, LLC and Designate James A. Mesterharm as Chief Restructuring Officer to the Debtors Nunc Pro Tunc to the Petition Date [Docket No. 448].

2.2.37 “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law. For the avoidance of doubt, Avoidance Actions do not include, and the Debtors shall retain all rights to commence, pursue, proceed with, and/or settle, breach of contract and/or intellectual property litigation Causes of Action.

2.2.38 “Backstop Approval Order” means the Order Authorizing the Debtors to (A) Execute a Backstop Commitment Agreement and (B) Incur, Perform and Abide by the Initial Commitment Provisions [Docket No. 4159].

2.2.39 “Backstop Commitment” has the meaning set forth in the Backstop Commitment Agreement.

2.2.40 “Backstop Commitment Agreement” means the Backstop Commitment Agreement by and among Kodak and the Backstop Parties party thereto, dated as of June 18, 2013.

2.2.41 “Backstop Fees” means the backstop fees approved by the Bankruptcy Court under the Backstop Approval Order and required to be paid to the Backstop Parties in accordance with the Backstop Commitment Agreement.

2.2.42 “Backstop Expense Reimbursement” means the Debtors’ obligation (approved by the Bankruptcy Court under the Backstop Approval Order) to reimburse the Backstop Parties’ third-party fees and expenses in accordance with the terms of the Backstop Commitment Agreement.

2.2.43 “Backstop Parties” has the meaning set forth in the Backstop Commitment Agreement, and includes any Related Purchaser and Ultimate Purchaser (as such terms are defined in the Backstop Commitment Agreement).

2.2.44 “Backstop Trust Waiver” means the waiver by the Backstop Parties of distributions from the Kodak GUC Trust; provided that notwithstanding the foregoing, each Backstop Party shall participate Pro Rata in any distribution from the Kodak GUC Trust that, when added to all prior distributions, exceeds the lesser of (x) $25 million and (y) an amount equal to 20% of the amount of Allowed General Unsecured Claims and the Retiree Settlement Unsecured Claim (other than those held by the Backstop Parties).

2.2.45 “Ballots” means the ballots accompanying the Amended Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

2.2.46 “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532.

2.2.47 “Bankruptcy Court” or “Court” means the United States Bankruptcy Court for the Southern District of New York.

2.2.48 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court.

2.2.49 “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

2.2.50 “Cash” means the legal tender of the United States of America or the equivalent thereof.

2.2.51 “Cause of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or interests; (c) any claim pursuant to section 362 of the Bankruptcy Code; (d) any Avoidance Action; (e) any claim or defense, including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any state law fraudulent transfer claim.

2.2.52 “Certificate” means any instrument evidencing a Claim or an Equity Interest.

2.2.53 “Certified Ineligible Claim” means a (a) General Unsecured Claim or (b) Retiree Settlement Unsecured Claim, in either case, that is held by an 1145-Only Participant and is not an 1145 Eligible Claim or a 4(2) Eligible Claim.

2.2.54 “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

2.2.55 “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

2.2.56 “Claims Bar Date” means (a) 5:00 p.m. (Eastern Time) on July 17, 2012 or (b) such other date established by order of the Bankruptcy Court by which Proofs of Claim must have been filed, including the Administrative Claim Bar Date.

2.2.57 “Claims Objection Bar Date” means (a) the date that is the later of (i) 180 days after the Effective Date, or (ii) as to Proofs of Claim filed after the applicable Claims Bar Date, the 60th day after a Final Order is entered by the Bankruptcy Court deeming the late-filed Proof of Claim to be treated as timely filed; or (b) such later date as may be established by order of the Bankruptcy Court upon a motion by the Reorganized Debtors, with notice only to those parties entitled to receive notice pursuant to Bankruptcy Rule 2002.

2.2.58 “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

2.2.59 “Class” means a class of Claims or Equity Interests as set forth in Article 4 pursuant to section 1122(a) of the Bankruptcy Code.

2.2.60 “Committee’s Lien Challenge” means the adversary proceeding pending in the Bankruptcy Court and assigned case number 12-01947 (ALG), as well as all claims, objections, and causes of action asserted therein.

2.2.61 “Compensation and Benefits Programs” means all contracts, plans, policies, agreements, programs and other arrangements (and all amendments and modifications thereto) for compensation or benefits, in each case in place as of the Effective Date, applicable to the Debtors’ directors, officers or employees who served in such capacity at any time, including all savings plans, retirement plans, health care plans, travel benefits, vacation benefits, welfare benefits, disability plans, severance benefit plans, incentive or retention plans and life, accidental death and dismemberment insurance plans, that are not (a) rejected or terminated prior to the Effective Date; (b) for the avoidance of doubt, Retiree Benefits terminated pursuant to the Retiree Settlement; (c) listed in the Plan Supplement to be rejected or terminated as of the Effective Date; (d) as of the Effective Date, the subject of a pending motion to reject; or (e) Non-Qualified Plans.

2.2.62 “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

2.2.63 “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

2.2.64 “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

2.2.65 “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

2.2.66 “Consummation” means the occurrence of the Effective Date.

2.2.67 “Convenience Claim” means (a) any Unsecured Claim Allowed in an amount equal to or less than $10,000, or (b) any Unsecured Claim Allowed in an amount greater than $10,000 but which is reduced to $10,000 by an irrevocable written election of the Holder of such Claim made on a properly executed and delivered Ballot; provided that any Unsecured Claim that was originally Allowed in excess of $10,000 may not be subdivided into multiple Unsecured Claims of $10,000 or less for purposes of receiving treatment as a Convenience Claim; provided further that, notwithstanding the foregoing, Subsidiary Convenience Claims shall not be Convenience Claims.

2.2.68 “Convertible DIP Term Loans” means the aggregate principal amount of DIP Term Loans that are convertible into Emergence Rollover Term Loans pursuant to and in accordance with the Emergence Term Loan Credit Agreement.

2.2.69 “Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the U.S. Trustee in the Chapter 11 Cases on January 25, 2012, pursuant to section 1102 of the Bankruptcy Code, as may be reconstituted from time to time.

2.2.70 “D&O Liability Insurance Policies” means all insurance policies for directors’ and officers’ liability maintained by the Debtors issued prior to the Effective Date, including any such “tail” policies, in each case with any amendments, supplements or modifications after the date of the Backstop Commitment Agreement reasonably satisfactory to the Backstop Parties.

2.2.71 “Debtors” has the meaning set forth in the Introduction hereto.

2.2.72 “DIP ABL Agent” means Citicorp North America, Inc., as agent and collateral agent to the lenders pursuant to the DIP ABL Credit Agreement.

2.2.73 “DIP ABL Claim” means a Claim held by the DIP ABL Parties arising out of a loan or loans to the Debtors pursuant to the terms of the DIP ABL Credit Agreement.

2.2.74 “DIP ABL Credit Agreement” means the debtor-in-possession credit agreement, dated as of January 20, 2012, among Kodak, certain of Kodak’s subsidiaries and the DIP ABL Parties, as such agreement may be replaced from time to time.

2.2.75 “DIP ABL Parties” means the DIP ABL Agent and the banks, financial institutions and other lenders party to the DIP ABL Credit Agreement from time to time.

2.2.76 “DIP Credit Agreements” mean the DIP ABL Credit Agreement and the DIP Term Loan Credit Agreement.

2.2.77 “DIP Facility Agents” mean the DIP ABL Agent and the DIP Term Loan Agent.

2.2.78 “DIP Facility Claims” means the DIP ABL Claims and the DIP Term Loan Claims.

2.2.79 “DIP Order” means that certain Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 2926] entered by the Bankruptcy Court on January 24, 2013, as amended by the Order Amending Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 3279] entered by the Bankruptcy Court on March 8, 2013.

2.2.80 “DIP Parties” means the DIP ABL Parties and the DIP Term Loan Parties.

2.2.81 “DIP Term Loan Credit Agreement” means the debtor-in-possession credit agreement, dated as of March 22, 2013, among Kodak, each of the other Debtors, and the DIP Term Loan Parties, as such agreement may be replaced from time to time.

2.2.82 “DIP Term Loan Agent” means Wilmington Trust, National Association, as agent to the lenders pursuant to the DIP Term Loan Credit Agreement.

2.2.83 “DIP Term Loan Claim” means a Claim arising under the DIP Term Loan Credit Agreement.

2.2.84 “DIP Term Loan Documents” means the DIP Term Loan Credit Agreement and all other loan and security documents relating to the DIP Term Loan Credit Agreement, in each case, as the same may be replaced from time to time.

2.2.85 “DIP Term Loan Parties” means the DIP Term Loan Agent and the banks, financial institutions and other lenders party to the DIP Term Loan Credit Agreement from time to time.

2.2.86 “DIP Term Loans” means the Junior Loans and the New Money Loans outstanding from time to time.

2.2.87 “Disputed Claim” means any Claim that has not been Allowed.

2.2.88 “Disputed Claims Reserve” means the reserve to be created and maintained under this Plan: (a) with respect to New Common Stock, on the Reorganized Debtors’ and the Reorganized Debtors’ stock transfer agent’s books and records, and (b) with respect to Cash, in a segregated account of the Reorganized Debtors. For the avoidance of doubt, all shares of New Common Stock in the Disputed Claims Reserve shall be reserved from the Unsecured Creditor New Common Stock Pool.

2.2.89 “Distribution” means a distribution of property pursuant to the Plan, to take place as provided for herein.

2.2.90 “Distribution Agent” means the Reorganized Debtors or any Entity or Entities chosen by the Reorganized Debtors, and may include the Notice and Claims Agent.

2.2.91 “Distribution Date” means the Initial Distribution Date and each Subsequent Distribution Date.

2.2.92 “Distributions Record Date” means, for the purpose of making Distributions hereunder, the Confirmation Date.

2.2.93 “Effective Date” means, following the Confirmation Date, 12:01 a.m. prevailing Eastern time on a Business Day selected by the Debtors, in consultation with the Requisite Backstop Parties, on which all conditions to the occurrence of the Effective Date set forth in Article 11.1 and Article 11.2 hereof are satisfied or waived.

2.2.94 “Effective Date Share Issuance” means a number of shares of New Common Stock equal to the sum of (a) 40 million plus (b) to the extent applicable, the number of shares of New Common Stock issued to satisfy (x) payment of the Backstop Fees and (y) the Retiree Committee Conversion Right.

2.2.95 “Emergence ABL Credit Agreement” means a revolving credit facility the material terms of which are set forth in the Plan Supplement, in form and substance reasonably acceptable to the Requisite Backstop Parties and the Creditors’ Committee.

2.2.96 “Emergence Credit Facilities” means the Emergence ABL Credit Agreement, the Emergence Term Loan Credit Agreement and any alternative exit financing, the material terms of which are set forth in the Plan Supplement; it being understood that the following shall be deemed reasonably acceptable to the Requisite Backstop Parties and the Creditors’ Committee: (x) the Emergence Rollover Credit Agreement with an outstanding principal balance of not more than $654 million (after giving effect to the Effective Date) or (y) any alternative exit financing that contains more favorable terms (taken as a whole) than the Emergence Rollover Credit Agreement; provided that the aggregate principal balance of the term loan component of such alternative exit financing does not exceed $695 million (after giving effect to the Effective Date), but subject to the Debtors’ right to increase such aggregate principal balance to $725 million with the Requisite Backstop Parties’ and Creditors’ Committee’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). An increase of the aggregate principal amount of any alternative exit financing in excess of $725 million shall require the consent of the Requisite Backstop Parties and the Creditors’ Committee.

2.2.97 “Emergence Credit Facility Documents” means all loan and security documents, intercreditor agreements and other documents and filings related to the facility, in each case (x) related to the Emergence Credit Facilities and as the same may be replaced from time to time and (y) with respect to the Alternate Emergence Term Loan Credit Agreement and the Emergence ABL Credit Agreement, in form and substance reasonably satisfactory to the Debtors, the administrative and collateral agents under such Emergence Credit Facilities and the lenders thereunder.

2.2.98 “Emergence Credit Facility Parties” means the banks, financial institutions and other lenders party to the Emergence Credit Facilities from time to time, including the administrative agents, arrangers and bookrunners under the Emergence Credit Facility Documents and the lenders thereunder.

2.2.99 “Emergence Rollover Credit Agreement” means the term loan agreement in the form attached as Exhibit G to the DIP Term Loan Credit Agreement.

2.2.100 “Emergence Rollover Term Loans” means the term loans to be issued under the Emergence Rollover Credit Agreement.

2.2.101 “Emergence Term Loan Credit Agreement” means (a) if the Emergence Rollover Term Loans are issued on the Effective Date, the Emergence Rollover Credit Agreement, together with any other credit agreement(s) evidencing term loans executed by the Reorganized Debtors on the Effective Date to the extent permitted under the Emergence Rollover Credit Agreement or (b) if the Emergence Rollover Term Loans are not issued on the Effective Date, an alternative credit agreement or agreements (the “Alternate Emergence Term Loan Credit Agreement”) (i) in substantially the form to be attached to the Plan Supplement or (ii) the material terms of which are set forth in the Plan Supplement, in either case, which shall (x) provide for sufficient financing to repay in full the DIP Term Loan Claims and (y) be in form and substance reasonably satisfactory to the Debtors, the administrative agents under such Emergence Term Loan Credit Agreement and the lenders thereto.

2.2.102 “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

2.2.103 “Environmental Law” means, whenever in effect, all federal, tribal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law; all judicial and administrative orders, agreements and determinations and all common law concerning public health and safety, work health and safety, pollution or protection of the environment, including the Atomic Energy Act; CERCLA; the Clean Water Act; the Clean Air Act; the Emergency Planning and Community Right-to-Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; RCRA; the Safe Drinking Water Act; the Toxic Substances Control Act; and any tribal, state or local equivalents.

2.2.104 “Equity Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), including any issued or unissued share of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date and any phantom stock or similar stock unit provided pursuant to the Debtors’ Prepetition employee compensation program; provided that Equity Interest does not include any Intercompany Interest.

2.2.105 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.2.106 “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

2.2.107 “Excess Property” means property in the Disputed Claims Reserve that Reorganized Kodak determines in its discretion should be made available for Distribution to the Holders of General Unsecured Claims, including because a Disputed General Unsecured Claim for which Distributions have been held in the Disputed Claims Reserve has been finally disallowed or resolved for a lesser amount than had been reserved with respect to such claim.

2.2.108 “Exchange Rate” means the closing exchange rate on January 18, 2012, as published by The Wall Street Journal.

2.2.109 “Exculpated Parties” means the Reorganized Debtors and the Released Parties.

2.2.110 “Executory Contract” means a contract that a Debtor may assume or reject under section 365 or 1123 of the Bankruptcy Code.

2.2.111 “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

2.2.112 “Fee Examiner” means Richard Stern, as Fee Examiner appointed under the Stipulation and Order with Respect to Appointment of a Fee Examiner, dated August 15, 2012 [Docket No. 1872].

2.2.113 “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal, seek certiorari or move for a new trial, re-argument or rehearing has expired and no appeal, petition for certiorari or motion for a new trial, re-argument or rehearing has been timely filed, or as to which any appeal that has been taken, any petition for certiorari, or motion for a new trial, review, re-argument, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the Federal Rules of Bankruptcy Procedure, may be filed relating to such order shall not cause such order to not be a Final Order.

2.2.114 “Final Wages Order” means the Final Order Authorizing, but not Directing, Debtors to (A) Pay Certain Prepetition Wages and Reimbursable Employee Expenses, (B) Pay and Honor Employee Medical and Other Benefits and (C) Continue Employee Benefit Programs, dated February 28, 2012 [Docket No. 444].

2.2.115 “Fully Diluted Effective Date Share Issuance” means a number of shares of New Common Stock equal to the quotient of (rounded down to the nearest full share) (a) the Effective Date Share Issuance, divided by (b) 90% (or such lower percentage (but not less than 88%) as may be determined by the Requisite Backstop Parties prior to the Effective Date).

2.2.116 “General Administrative Claim” means an Administrative Claim other than a DIP Facility Claim or a Professional Claim.

2.2.117 “General Unsecured Claim” means an Unsecured Claim that is not a Retiree Settlement Unsecured Claim, Convenience Claim or Subsidiary Convenience Claim.

2.2.118 “GOT Adversary Proceeding” means the adversary proceeding captioned Global OLED Technology, LLC v. Eastman Kodak Co., Adv. Pro. No. 12-02070 (ALG), commenced by Global OLED Technology LLC (“GOT”) asserting claims and an ownership interest in eighteen Kodak patents (the “GOT Adversary Patents”) and claims to certain royalty payments relating to a patent license agreement with Pioneer Electronic Corporation (the “GOT Royalties”).

2.2.119 “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

2.2.120 “Holdback Amount” means the aggregate amount of the Professionals’ fees billed to the Estates prior to the Confirmation Date and allowed by the Bankruptcy Court pursuant to sections 330(a)(1) or 331 of the Bankruptcy Code, that are held back pursuant to the Professional Fee Order or any other order of the Bankruptcy Court.

2.2.121 “Holder” means an Entity holding a Claim against or an Equity Interest in any of the Debtors.

2.2.122 “Identified Insurance Policies and Agreements” means (a) the insurance policies issued to, or insurance agreements or claims servicing agreements entered into by, any one or more of the Debtors prior to the Petition Date with (i) Old Republic Insurance Company, (ii) any of the affiliates of American International Group, Inc. and (iii) the Ace Companies and (b) all surety bonds issued by the ACE Companies (or any of them) on behalf of one or more of the Debtors and their respective predecessors and/or affiliates, and all indemnity agreements, documents or other instruments or agreements relating thereto.

2.2.123 “Impaired” means, with respect to any Claim or Equity Interest, a Claim or Equity Interest that is in a Class that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

2.2.124 “Indemnified Parties” means any current and former directors, officers (including the chief restructuring officer and interim management), managers, employees,

attorneys, restructuring advisors, other professionals, representatives and agents of the Debtors in such capacity on or after the Petition Date and with respect to each of the foregoing current and former directors’, officers’, managers’, and employees’ respective Affiliates who are the beneficiaries of an indemnification provision as set forth in Article 8.10.

2.2.125 “Indenture Trustees” means the Second Lien Indenture Trustee and Unsecured Notes Trustee.

2.2.126 “Initial Distribution Date” means the Business Day that is as soon as practicable after the Effective Date when Distributions under the Plan shall commence, which date shall be no later than 20 Business Days after the Effective Date unless extended by the Bankruptcy Court for cause shown.

2.2.127 “Intercompany Claim” means any Claim held by a Debtor against another Debtor or a subsidiary of a Debtor or any Claim held by a subsidiary of a Debtor against a Debtor.

2.2.128 “Intercompany Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), including any issued or unissued share of common stock, preferred stock, or other instrument, evidencing an ownership interest in a Debtor (other than Kodak) or a subsidiary held by another Debtor.

2.2.129 “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the U.S. Department of Treasury regulations promulgated thereunder.

2.2.130 “Junior Loans” has the meaning set forth in the DIP Term Loan Credit Agreement.

2.2.131 “Kodak” has the meaning set forth in the Introduction hereto.

2.2.132 “Kodak GUC Trust” means the liquidating trust established under Article 16 hereof.

2.2.133 “Kodak GUC Trust Agreement” means the agreement among the Kodak GUC Trustee, the Debtors, and the Creditors’ Committee governing the Kodak GUC Trust in form and substance reasonably satisfactory to the Creditors’ Committee and the Requisite Backstop Parties and substantially the form included in the Plan Supplement.

2.2.134 “Kodak GUC Trust Avoidance Actions” means all Avoidance Actions other than the Retained Avoidance Actions.

2.2.135 “Kodak GUC Trust Disputed Claims Reserve” means any assets of the Kodak GUC Trust allocable to, or retained on account of, Disputed Claims.

2.2.136 “Kodak GUC Trust Initial Amount” means Cash in the amount of $3 million to be deposited by the Debtors into the Kodak GUC Trust on the Effective Date.

2.2.137 “Kodak GUC Trustee” means a trustee or co-trustee of the Kodak GUC Trust in accordance with the terms of the Kodak GUC Trust Agreement.

2.2.138 “KPP” means the Kodak Pension Plan (UK) established by Kodak Limited for the benefit of retirees and other employees of Kodak Limited.

2.2.139 “KPP Claims” means (a) the Unsecured Claim of the KPP against Kodak arising from the Guaranty Agreement, effective October 9, 2007 (as amended) among Kodak, the KPP Trustees Limited and Kodak Limited and (b) the unliquidated claims of KPP filed against each of the Debtors arising out of the power of the Pensions Regulator of the United Kingdom, under the Pensions Act of 2004, to issue a financial support direction under certain circumstances to any company connected with, or an associate of, a company which is an employer in relation to an occupational pension plan in the U.K.

2.2.140 “KPP Global Settlement” means, pursuant to an order of the Bankruptcy Court: (a) the extinguishment, on or prior to the Effective Date, of the KPP Claims and all other material claims by KPP against the Debtors and the non-Debtor Affiliates arising out of the underfunding of the KPP; (b) the disposition to the KPP or a third party approved by the KPP of all or substantially all of the assets of the Document Imaging and Personalized Imaging businesses as currently conducted; and (c) the receipt by the Debtors of Cash consideration from the foregoing transactions in an amount sufficient to enable the Debtors to meet the conditions precedent to the effectiveness of the Plan. The KPP Global Settlement may be effected in one transaction or a series of transactions, under the Bankruptcy Code or applicable non-bankruptcy law.

2.2.141 “KRIP” means the Kodak Retirement Income Plan.

2.2.142 “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

2.2.143 “Management Employee” means the Debtors’ officers for purposes of section 16 of the Securities Exchange Act of 1934 (as in effect during calendar year 2011 and these Chapter 11 Cases) and any relative of such officers.

2.2.144 “New Board of Directors” means the initial board of directors of Reorganized Kodak, which will be appointed in accordance with Article 6.4 herein.

2.2.145 “New Common Stock” means common stock of Reorganized Kodak, par value $0.01, authorized pursuant to the Reorganized Kodak Certificate of Incorporation.

2.2.146 “New Equity Plan” means an equity based incentive plan or award, in form and substance reasonably satisfactory to the Requisite Backstop Parties and the form or material terms of which have been disclosed to the Creditors’ Committee prior to filing in the Plan Supplement, that will authorize full value equity awards (or the equivalent financial value in options or stock-appreciation rights) with respect to a number of shares of New Common Stock for distribution by the New Board of Directors equal to the difference between (a) the Fully Diluted Effective Date Share Issuance minus (b) the Effective Date Share Issuance which shares shall be subject to customary anti-dilution protection.

2.2.147 “New Management Agreements” means employment agreements, in form and substance reasonably satisfactory to the Requisite Backstop Parties and the Creditors’ Committee, between certain individuals in senior management (the identity of which shall be satisfactory to the Requisite Backstop Parties and the Creditors’ Committee) and Reorganized Kodak.

2.2.148 “New Money Loans” has the meaning set forth in the DIP Term Loan Credit Agreement.

2.2.149 “New Non-Qualified Employee Compensation Plan” means a plan for eligible Active Employees, which plan shall include initial balances equal to such employees’ balances as of the Effective Date under the Non-Qualified Deferred Compensation Plan; provided that any such Active Employee waives any and all Claims with respect to such employee’s rights or interest in the Non-Qualified Deferred Compensation Plan.

2.2.150 “Non-Qualified Deferred Compensation Plan” means the 1982 Eastman Kodak Company Executive Deferred Compensation Plan.

2.2.151 “Non-Qualified Plan Accrual Claim” means an Administrative Claim earned by an Active Employee as a postpetition accrual under a Non-Qualified Plan in accordance with the Final Wages Order.

2.2.152 “Non-Qualified Plans” mean: (a) the Kodak Excess Retirement Income Plan; (b) the Kodak Unfunded Retirement Income Plan; (c) the Kodak Company Global Pension Plan for International Employees; (d) the Non-Qualified Deferred Compensation Plan; (e) the Eastman Kodak Deferred Compensation Plan for Directors; and (f) any letter agreement between a Debtor and any current or former employee of the Debtors or any of their Affiliates providing for supplemental non-qualified pension benefits.

2.2.153 “Non-Qualified Pension Stipulation” means the Stipulation, dated as of July 3, 2013, between Kodak and EKRA Ltd., Sandra Feil, Robert LaRossa, Gary Van Graeefeiland, James E. Moxley, Paul Kosieracki, Robert LaPerle, John Chiazza, James Stoffel, Kenneth Hoffman, and Mark Morris, resolving the Motion Pursuant to 11 U.S.C. § U.S.C. 1102(a)(2) for Appointment of a Committee to Represent Holders of KERIP and KURIP Claims [Docket No. 3645], as approved by order of the Bankruptcy Court on July 18, 2013 [Docket No. 4327].

2.2.154 “Non-Qualified Pension Unsecured Claims” means the Unsecured Claims Allowed pursuant to the Non-Qualified Pension Stipulation.

2.2.155 “Notice and Claims Agent” means Kurtzman Carson Consultants LLC, located at 2335 Alaska Avenue, El Segundo, California 90245, retained and approved by the Bankruptcy Court as the Debtors’ notice and claims agent.

2.2.156 “Ordinary Course General Administrative Claim” means a General Administrative Claim that is a monetary obligation for (a) goods or services incurred by the Debtors in the ordinary course of the Debtors’ business or (b) Compensation and Benefits Programs.

2.2.157 “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, DIP Facility Claim or Priority Tax Claim.

2.2.158 “Other Secured Claim” means any Secured Claim other than the DIP Facility Claims or the Second Lien Notes Claims.

2.2.159 “Outstanding Principal Amount” means $375,000,000, which is the outstanding principal amount of the Second Lien Notes as of the Effective Date.

2.2.160 “Per Share Price” means $11.94.

2.2.161 “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

2.2.162 “Petition Date” means January 19, 2012.

2.2.163 “Plan” has the meaning set forth in the Introduction hereto.

2.2.164 “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan, to be filed by Kodak and available on the Notice and Claims Agent’s website, www.kccllc.net/Kodak, no later than 10 days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, in each case in form and substance reasonably satisfactory to the Requisite Backstop Parties and, with respect to the form or material terms of any Alternate Emergence Term Loan Credit Agreement or Emergence ABL Credit Agreement (or the form or material terms of any other Emergence Credit Facility Documents with respect thereto), in form and substance reasonably satisfactory to the Requisite Backstop Parties and the applicable Emergence Credit Facility Parties.2

2.2.165 “Post-Effective Date Business” means the business, assets and properties of the Reorganized Debtors and their Affiliates as described in the Amended Disclosure Statement.

2.2.166 “Prepetition” means prior to the Petition Date of January 19, 2012.

[2]	The Plan Supplement may include, among other documents, the following: (a) the form of Reorganized Kodak Certificate of Incorporation and other organizational documents of the Debtors; (b) the form or material terms of the Emergence Credit Facility Documents; (c) the identity and affiliations of each director and officer of the Reorganized Debtors, as well as the nature and amount of compensation of any director or officer who is an insider under section 101(31) of the Bankruptcy Code; (d) the form or material terms of the New Equity Plan, New Non-Qualified Employee Compensation Plan and New Management Agreements, as applicable; (e) a list of Specified Contracts; (f) a list of certain contractual indemnification obligations assumed by the Debtors pursuant to section 8.10 of the Plan; (g) the form of Warrants and related Warrant Agreement; (h) the form of Registration Rights Agreement; (i) the Kodak GUC Trust Agreement; and (j) the members of the Trust Advisory Board.

2.2.167 “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

2.2.168 “Pro Rata” means, with respect to an Allowed Claim, the percentage represented by a fraction (a) the numerator of which shall be an amount equal to such Claim, and (b) the denominator of which shall be an amount equal to the aggregate amount of Allowed, Disputed and estimated Claims in the same Class as such Claim, except in cases where Pro Rata is used in reference to multiple Classes, in which case Pro Rata means the proportion that such Holder’s Claim in a particular Class bears to the aggregate amount of all Allowed, Disputed and estimated Claims in such multiple Classes; provided that the Second Lien Settlement Amount shall be allocated among holders of the 2018 Notes and the 2019 Notes, respectively, as follows:

(a)	Each holder of 2018 Notes shall receive (i) $9.5 million multiplied by (ii) a fraction (x) the numerator of which shall be the face amount of 2018 Notes held by such Holder, and (y) the denominator of which shall be an amount equal to the aggregate face amount of outstanding 2018 Notes.

(b)	Each holder of 2019 Notes shall receive (i) $10.5 million multiplied by (ii) a fraction (x) the numerator of which shall be the face amount of 2019 Notes held by such holder, and (y) the denominator of which shall be an amount equal to the aggregate face amount of outstanding 2019 Notes.

2.2.169 “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

2.2.170 “Professional Claim” means an Administrative Claim for the compensation of a Professional and the reimbursement of expenses incurred by such Professional through the Confirmation Date.

2.2.171 “Professional Fee Escrow Account” means an account to be funded by the Reorganized Debtors upon the Effective Date in an amount equal to the Professional Fee Reserve Amount.

2.2.172 “Professional Fee Order” means that certain order of the Bankruptcy Court entered on February 15, 2012, as amended by the order of the Bankruptcy Court entered on October 19, 2012, establishing procedures for interim compensation and reimbursement of expenses of Professionals.

2.2.173 “Professional Fee Reserve Amount” means the aggregate amount of unpaid Professional Claims for all Professionals through the Confirmation Date as estimated, in the Debtors’ reasonable discretion after consultation with the Requisite Backstop Parties of the preliminary estimate, in accordance with Article 3.4.3 herein.

2.2.174 “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

2.2.175 “Qualex Base Plan” means the Qualex Inc. Base Pension Plan.

2.2.176 “Qualified Defined Benefit Plans” mean the (a) KRIP, (b) Qualex Base Plan, (c) Local 966 Pension Plan and (d) Kodak Philippines Ltd. Retirement Plan.

2.2.177 “Qualified Defined Contribution Plans” mean: (a) the Eastman Kodak Employees’ Savings and Investment Plan; (b) the Kodak Subsidiaries’ Savings Plan; (c) the Kodak Imaging Network, Inc. 401(k) Salary Savings Plan; (d) the Qualex Inc. 401(k) Plan; and (e) the Laser-Pacific Media Corporation Employees’ 401(k)-Retirement Plan.

2.2.178 “Qualified Plans” mean the Qualified Defined Benefit Plans and the Qualified Defined Contribution Plans.

2.2.179 “Reinstated” has the meaning pursuant to section 1124 and all other applicable sections of the Bankruptcy Code.

2.2.180 “Released Parties” means (a) the Debtors and the Reorganized Debtors, (b) the current and former directors, officers (including the chief restructuring officer and interim management), employees, agents, attorneys, financial advisors, restructuring advisors, investment bankers, accountants, and other professionals or representatives of the Debtors and the Reorganized Debtors, in their capacities as such, (c) the DIP Facility Agents and the DIP Parties, in their capacity as such, (d) the Second Lien Indenture Trustee, the Second Lien Committee and its current and former members, in their capacity as members thereof, (e) Emergence Credit Facility Parties, in their capacity as such, (f) the Creditors’ Committee and its current and former members, in their capacities as such, (g) the Unsecured Notes Trustee, in its capacity as such, (h) the Retiree Committee and its current and former members, in their capacities as such, (i) the Backstop Parties and (j) with respect to each Entity named in (a) through (i) above, such Entity’s directors, officers, employees, agents, Affiliates, parents, subsidiaries, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other Professionals or representatives when acting in any such capacities.

2.2.181 “Releasing Parties” means (a) the DIP Parties, (b) the Creditors’ Committee and its members, (c) the members of the Second Lien Committee, (d) the Retiree Committee and its members, (e) the Second Lien Indenture Trustee, (f) the Unsecured Notes Trustee, (g) the Backstop Parties and (h) each Holder of a Claim that was provided a Ballot and (i) affirmatively votes to accept the Plan or (ii) either (A) abstains from voting or (B) votes to reject the Plan, and, in case of either (A) or (B), does not opt out of the Voluntary Release by Holders of Claims in compliance with the instructions set forth in the Solicitation Materials. For the avoidance of doubt, Holders who (i) were not provided a Ballot and (ii) are not listed in clauses (a) – (g) above are not Releasing Parties.

2.2.182 “Reorganized” means, with respect to the Debtors, any Debtor or any successor thereto, by merger, consolidation, reorganization or otherwise, on or after the Effective Date.

2.2.183 “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

2.2.184 “Reorganized Kodak” means Kodak, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

2.2.185 “Reorganized Kodak Certificate of Incorporation” means the amended and restated Certificate of Incorporation of Reorganized Kodak in the form set forth in the Plan Supplement, which shall be reasonably acceptable to the Requisite Backstop Parties and the Creditors’ Committee.

2.2.186 “Requisite Backstop Parties” has the meaning set forth in the Backstop Commitment Agreement; provided that to the extent the consent or approval of the Required Backstop Parties is required or contemplated hereunder after the Effective Date, it shall mean the approval of the New Board of Directors.

2.2.187 “Retained Avoidance Actions” means all Avoidance Actions against any (a) Released Party, (b) Holder of Allowed Second Lien Notes Claims, solely in their capacity as a holder of Second Lien Notes, and (c) employee, landlord, vendor, customer, joint venture partner, or non-debtor party to any Specified Contract or open purchase order, in each case, related or useful to the Post-Effective Date Business as reasonably determined by the Reorganized Debtors in consultation with the Creditors’ Committee.

2.2.188 “Retiree Benefits” has the meaning set forth in section 1114(a) of the Bankruptcy Code.

2.2.189 “Retiree Committee” means the Official Committee of Retired Employees appointed by the U.S. Trustee on May 3, 2012 and May 17, 2012 under section 1114(d) of the Bankruptcy Code.

2.2.190 “Retiree Committee Administrative Claim” means the Administrative Claim Allowed pursuant to the Retiree Settlement.

2.2.191 “Retiree Committee Conversion Right” means the VEBA Trust’s or its assignee(s) right set forth in the Retiree Settlement to elect to receive shares of New Common Stock (in lieu of Cash), on account of all or a portion of the Retiree Committee Administrative Claim. If the Retiree Committee Conversion Right is exercised for all or a portion of the Retiree Committee Administrative Claim, the number of shares of New Common Stock to be issued in connection therewith is equal to the quotient of (a) the applicable amount of the Retiree Committee Administrative Claim subject to the conversion, divided by (b) the Per Share Price (rounded down to the nearest full share).

2.2.192 “Retiree Settlement” means the Settlement Agreement, dated as of November 6, 2012, between Kodak and the Retiree Committee, relating to the modification of certain Retiree Benefits, as approved by order of the Bankruptcy Court on November 7, 2012 [Docket No. 2302].

2.2.193 “Retiree Settlement Unsecured Claim” means the $635 million Unsecured Claim Allowed pursuant to the Retiree Settlement.

2.2.194 “Retirees” means former employees of the Debtors or Debtors’ affiliates and their eligible dependents and any other individuals receiving benefits under a plan or program maintained or established by the Debtors as defined in the Retiree Settlement.

2.2.195 “Rights” means the 1145 Rights and the 4(2) Rights.

2.2.196 “Rights Offerings Expiration Date” means the 1145 Rights Offering Expiration Date and the 4(2) Rights Offering Expiration Date, as such terms are defined in the applicable Rights Offering Procedures.

2.2.197 “Rights Offerings” means the 1145 Rights Offering and the 4(2) Rights Offering.

2.2.198 “Rights Offerings Consideration” shall mean the aggregate of the following with respect to each Holder’s General Unsecured Claims and Retiree Settlement Unsecured Claim:

(a)	On account of a Certified Ineligible Claim:

a.	Cash equal to:

$8,000,000	x	Claim Amount
((0.6478 x 1145-only Amount) + Ineligible
Amount)

where:

“Claim Amount” means the amount of such Certified Ineligible Claim;

“Ineligible Amount” equals the aggregate amount of Certified Ineligible Claims; and

“1145-only Amount” equals the aggregate amount of 1145-Only Claims.

(b)	On account of an 1145-Only Claim:

a.	Cash equal to:

$8,000,000	x	(0.6478) x Claim Amount
((0.6478 x 1145-only Amount) + Ineligible
Amount)

where:

“Claim Amount” means the amount of such 1145-Only Claim;

“Ineligible Amount” equals the aggregate amount of Certified Ineligible Claims; and

“1145-only Amount” equals the aggregate amount of 1145-Only Claims; and

b.	1145 Rights.

(c)	On account of an 1145 Eligible Claim that is not an 1145-Only Claim or a 4(2) Eligible Claim:

a.	1145 Rights.

(d)	On account of a 4(2) Eligible Claim that is not an 1145 Eligible Claim,

a.	4(2) Rights.

(e)	On account of a 4(2) Eligible Claim that is an 1145 Eligible Claim:

a.	4(2) Rights; and

b.	1145 Rights.

A Holder shall receive no Rights Offerings Consideration on account of an Uncertified Ineligible Claim.

2.2.199 “Rights Offerings Procedures” means the 1145 Rights Offering Procedures and the 4(2) Rights Offering Procedures.

2.2.200 “Rights Offerings Procedures Order” means the Order (A) Approving Procedures for Rights Offerings and (B) Authorizing the Debtors to Conduct the Rights Offerings in Connection with the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and Its Debtor Affiliates [Docket No. 4157].

2.2.201 “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs filed by the Debtors in the Chapter 11 Cases as amended from time to time.

2.2.202 “Second Lien Acceptance” means that a sufficient quantum of Holders of Second Lien Notes Claims necessary to satisfy the requirements of section 1126(c) of the Bankruptcy Code have voted to accept the Plan.

2.2.203 “Second Lien Agreed Amount” means the sum of (a) the Outstanding Principal Amount plus (b) accrued and unpaid interest thereon as of the Effective Date at the non-default contract rate applicable as of the Petition Date.

2.2.204 “Second Lien Committee” means that certain ad hoc committee consisting of certain holders of the Second Lien Notes and represented by Akin Gump Strauss Hauer & Feld LLP.

2.2.205 “Second Lien Indenture Trustee” means Wilmington Trust, National Association, as successor trustee, registrar, paying agent and collateral agent pursuant to the Second Lien Notes Indentures and related collateral security documents.

2.2.206 “Second Lien Make-Whole” means the purported premium payable upon an early redemption of the Second Lien Notes under Section 3.03 of each of the Second Lien Notes Indentures.

2.2.207 “Second Lien Noteholder Professionals” means (a) Akin Gump Strauss Hauer & Feld LLP, (b) Blackstone Advisory Partners LP, (c) Capstone Advisory Group, LLC, (d) Covington & Burling LLP and (e) Ashurst LLP.

2.2.208 “Second Lien Notes” means the 2018 Notes and the 2019 Notes.

2.2.209 “Second Lien Notes Claims” means all Claims arising under or in connection with the Second Lien Notes Indentures, including Adequate Protection Claims.

2.2.210 “Second Lien Notes Indentures” means, collectively, (a) the indenture, dated as of March 5, 2010, between Kodak and The Bank of New York Mellon, under which the 2018 Notes were issued and (b) the indenture, dated as of March 15, 2011, between Kodak and The Bank of New York Mellon, under which the 2019 Notes were issued.

2.2.211 “Second Lien Settlement Amount” means a Cash payment equal to $20 million, as a full and final settlement in respect of the Second Lien Make-Whole and all other Claims arising under or in connection with the Second Lien Notes Indentures the payment of which is not otherwise provided for in the Plan. For the avoidance of doubt, the Second Lien Settlement Amount shall not be reduced by, and is not intended to be in settlement of, any fees and expenses incurred by the Second Lien Noteholder Professionals, which fees and expenses are otherwise payable in accordance with Section 4.2.3 hereof.

2.2.212 “Section 510(b) Claim” means any Claim arising from the rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

2.2.213 “Secured Claim” means a Claim (a) secured by a Lien on property in which an Estate has an interest, to the extent such Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code and to the extent of the value of its Holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed as such pursuant to the Plan.

2.2.214 “Securities Act” means the United States Securities Act of 1933, as amended.

2.2.215 “Security” means a security as defined in section 2(a)(1) of the Securities Act.

2.2.216 “Servicer” means an indenture trustee, agent, servicer or other authorized representative of Holders of Claims or Equity Interests recognized by the Debtors or the Reorganized Debtors, as applicable.

2.2.217 “Solicitation Materials” means the solicitation package, including Ballots, authorized pursuant to the Solicitation Procedures Order.

2.2.218 “Solicitation Procedures Order” means the Order (I) Approving the Disclosure Statement; (II) Establishing a Voting Record Date for the Plan; (III) Approving Solicitation Packages and Procedures for the Distribution Thereof; (IV) Approving the Forms of Ballots; (V) Establishing Procedures for Voting on the Plan; (VI) Establishing Notice and Objection Procedures for Confirmation of the Plan; and (VIII) Establishing Procedures for the Assumption and/or Assignment of Executory Contracts and Unexpired Leases under the Plan, entered by the Bankruptcy Court on June 26, 2013 [Docket No. 4167], together with any supplemental order(s) that may be entered by the Bankruptcy Court in connection therewith.

2.2.219 “Specified Contract” means any Executory Contract or Unexpired Lease identified on the schedule of Executory Contracts and Unexpired Leases that are proposed to be assumed or assumed and assigned pursuant to the Plan.

2.2.220 “Stipulating Second Lien Noteholder” means a Holder of Second Lien Notes Claims that (a) duly voted to accept the Amended Plan in accordance with the Solicitation Procedures Order, (b) enters into a stipulation with the Debtors in form and substance reasonably satisfactory to the Debtors pursuant to which the Debtors are irrevocably and unconditionally released from all obligations to pay any amounts under the Second Lien Notes Indentures with respect to such Stipulating Second Lien Noteholder other than the Second Lien Agreed Amount and the Second Lien Settlement Amount, which stipulation shall be subject to receipt by such Holder of its Pro Rata portion of the Second Lien Agreement Amount and Second Lien Settlement Amount and (c) enters into an instruction to the Second Lien Indenture Trustee in form and substance reasonably satisfactory to the Debtors instructing the Second Lien Indenture Trustee not to take any action to enforce or collect any amounts due under the Second Lien Notes Indenture in excess of the Second Lien Agreed Amount, the Second Lien Settlement Amount and fees and expenses reimbursable under the Plan, which instruction shall be subject to receipt by such Holder of its Pro Rata portion of the Second Lien Agreement Amount and Second Lien Settlement Amount.

2.2.221 “Subsequent Distribution Date” means a date after the Initial Distribution Date selected by Reorganized Kodak for Distributions in accordance with Article 9.2.1.

2.2.222 “Subsidiary Convenience Claim” means an Unsecured Claim against Eastman Kodak International Capital Company, Inc., FPC Inc., Kodak (Near East), Inc. or Kodak Philippines, Ltd.

2.2.223 “Trust Advisory Board” means the members identified in the Plan Supplement as well as any successor members chosen in accordance with the provisions of the Kodak GUC Trust Agreement.

2.2.224 “Uncertified Ineligible Claim” means a (a) General Unsecured Claim or (b) Retiree Settlement Unsecured Claim, in either case, that is not a Certified Ineligible Claim, an 1145 Eligible Claim or a 4(2) Eligible Claim.

2.2.225 “Unclaimed Distribution” means any Distribution under the Plan on account of an Allowed Claim to a Holder that has not: (a) accepted a particular Distribution or, in the case of a Distribution made by check, negotiated such check; (b) given written notice to the Distribution Agent of an intent to accept a particular Distribution; (c) responded in writing to the request of the Distribution Agent for information necessary to facilitate a particular Distribution; or (d) taken any other action necessary to facilitate such Distribution.

2.2.226 “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

2.2.227 “Unimpaired” means any Claim or Equity Interest that is not Impaired.

2.2.228 “Unsecured Claim” means any Claim that is not an (a) Administrative Claim, (b) Priority Tax Claim, (c) Other Priority Claim, (d) Other Secured Claim, (e) Second Lien Notes Claim, (f) Section 510(b) Claim or (g) Intercompany Claim.

2.2.229 “Unsecured Creditor New Common Stock Pool” means 6 million shares of New Common Stock to be distributed to Holders of Allowed (a) General Unsecured Claims or (b) the Retiree Settlement Unsecured Claims.

2.2.230 “Unsecured Notes Claims” means Claims arising under or in connection with the Unsecured Notes.

2.2.231 “Unsecured Notes” means the unsecured notes and debentures issued by any Debtor, including (a) the 7.00% Convertible Senior Notes due 2017, (b) the 7.25% Senior Notes due 2013 (c) the 9.20% Debentures due 2021 and (d) the 9.95% Debentures due 2018, as applicable, issued by Kodak pursuant to the Unsecured Notes Indentures.

2.2.232 “Unsecured Notes Indentures” mean the Indentures, dated as of September 23, 2009 and October 7, 2003, issued in connection with the Unsecured Notes of Kodak.

2.2.233 “Unsecured Notes Trustee” means U.S. Bank National Association, as successor Trustee under the Unsecured Notes Indentures.

2.2.234 “U.S. Trustee” means the United States Trustee for Region 2.

2.2.235 “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

2.2.236 “VEBA Trust” means the voluntary employees’ beneficiary association trust established pursuant to the Retiree Settlement.

2.2.237 “Voluntary Release by Holders of Claims” means the release by Holders of Claims set forth in Article 12.6 herein.

2.2.238 “Voting” means the process by which a Holder of a Claim may vote to accept or reject the Plan, pursuant to the conditions in Article 4 hereof.

2.2.239 “Voting Deadline” means 8:00 p.m. (Eastern Time) on August 9, 2013, by which time all Ballots must be actually received by the Notice and Claims Agent.

2.2.240 “Warrants” means the 125% Warrants and the 135% Warrants.

2.2.241 “Warrant Agreement” means the combined warrant agreement reflecting the terms of the 125% Warrant Agreement and the 135% Warrant Agreement.

2.3. Rules of Interpretation

For the purposes of this Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the masculine, feminine and the neuter gender; (b) any reference herein to a contract, agreement, lease, plan, policy, document or instrument being in a particular form or on particular terms and conditions means that the same shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to a contract, agreement, lease, plan, policy, document or instrument or schedule or exhibit thereto, whether or not filed, shall mean the same as amended, restated, modified or supplemented from time to time in accordance with the terms hereof or thereof; provided that notice of such amendment, restatement, modification or supplement shall be filed with the Bankruptcy Court; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise specified, the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than a particular portion of the Plan; (f) captions and headings to Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) all references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (i) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (j) any immaterial effectuating provisions may be interpreted by the Debtors and the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan, all without further Bankruptcy Court order; (k) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (l) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and permitted assigns;

(m) except as otherwise expressly provided in this Plan, where this Plan contemplates that any Debtor or Reorganized Debtor shall take any action, incur any obligation, issue any security or adopt, assume, execute or deliver any contract, agreement, lease, plan, policy, document or instrument on or prior to the Effective Date, the same shall be duly and validly authorized by the Plan and effective against and binding upon such Debtor and/or Reorganized Debtor, as applicable, on and after the Effective Date without further notice to, order of or other approval by the Bankruptcy Court, action under applicable law, regulation, order or rule, or the vote, consent, authorization or approval of the board of directors of any Debtor or Reorganized Debtor or any other Entity; (n) except as otherwise provided in the Plan, anything required to be done by the Debtors or the Reorganized Debtors, as applicable, on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter; and (o) any reference herein to the word “including” or word of similar import shall be read to mean “including without limitation.”

2.4. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflicts of laws, shall govern the rights, obligations, construction and implementation of the Plan and any agreements, documents, instruments or contracts executed or entered into in connection with the Plan.

2.5. Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3.	GENERAL ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, DIP FACILITY CLAIMS, PROFESSIONAL CLAIMS, UNITED STATES TRUSTEE STATUTORY FEES AND RETIREE COMMITTEE ADMINISTRATIVE CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify General Administrative Claims, Priority Tax Claims, DIP Facility Claims and Professional Claims, payment of which is provided for below.

3.1. Administrative Claim Bar Date

Any request for payment of a General Administrative Claim must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the notice of entry of the Confirmation Order and the Confirmation Order on or prior to the Administrative Claim Bar Date; provided that no request for payment is required to be filed and served with respect to any:

(a)	Allowed Administrative Claim as of the Administrative Claim Bar Date;

(b)	503(b)(9) Claim, which requests for payment of a 503(b)(9) Claim shall be governed by the 503(b)(9) Procedures Order;

(c)	Ordinary Course General Administrative Claim;

(d)	Claim of a Governmental Unit not required to be filed pursuant to section 503(b)(1)(D) of the Bankruptcy Code;

(e)	General Administrative Claim held by a current officer, director or employee of any Debtor for indemnification, contribution, or advancement of expenses pursuant to such Debtor’s certificate of incorporation, by-laws, or similar organizational document;

(f)	Non-Qualified Plan Accrual Claim;

(g)	Professional Claim; or

(h)	Claim for U.S. Trustee Fees.

Any Holder of a General Administrative Claim who is required to, but does not, file and serve a request for payment of such General Administrative Claim pursuant to the procedures specified in the Confirmation Order on or prior to the Administrative Claim Bar Date shall be forever barred, estopped and enjoined from asserting such General Administrative Claim against the Debtors or the Reorganized Debtors or their respective property, and such General Administrative Claim shall be deemed discharged as of the Effective Date.

Any objection to a request for payment of a General Administrative Claim that is required to be filed and served pursuant to this Article 3.1 must be filed and served on the Reorganized Debtors and the requesting party creditor (a) no later than 60 days after the Administrative Claim Bar Date or (b) by such later date as may be established by order of the Bankruptcy Court upon a motion by a Reorganized Debtor, with notice only to those parties entitled to receive notice pursuant to Bankruptcy Rule 2002.

3.2. General Administrative Claims

Except to the extent that a Holder of an Allowed General Administrative Claim agrees to less favorable treatment, the Holder of each Allowed General Administrative Claim shall receive Cash in an amount equal to the full unpaid amount of such Allowed General Administrative Claim on the later of (a) the Effective Date or as soon as reasonably practicable thereafter, (b) the date on which such Claim is Allowed or as soon as reasonably practicable thereafter, (c) with respect to Ordinary Course General Administrative Claims, the date such amount is due in accordance with applicable non-bankruptcy law and the terms and conditions of any applicable agreement or instrument or (d) with respect to a Non-Qualified Plan Accrual Claim, as and when such Claim would have otherwise been due and payable under the terms of the applicable terminated Non-Qualified Plan (assuming such plan had not been terminated).

3.3. DIP Claims

3.3.1 DIP ABL Claims. DIP ABL Claims shall be Allowed in the full amount due and owing under the DIP ABL Credit Agreement. Except to the extent that a Holder of an Allowed DIP ABL Claim agrees to a less favorable treatment, each Holder of Allowed DIP ABL Claims shall receive Cash equal to the full amount of its Allowed DIP ABL Claims in full and final satisfaction of such Claims; provided that:

(a)	Any indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Effective Date shall survive the Effective Date and be paid by the Reorganized Debtors as and when due under the DIP ABL Credit Agreement; and

(b)	Outstanding letters of credit and other cash management products will be addressed consistent with the terms of the Emergence Credit Facility Documents.

All Liens and security interests granted pursuant to the DIP ABL Loan Documents, whether in the Chapter 11 Cases or otherwise, shall be terminated in accordance with the payoff letter for the ABL Loan Documents upon satisfaction of the terms and conditions set forth in the payoff letter, whereupon such liens and security interests shall be of no further force or effect.

3.3.2 DIP Term Loan Claims. All DIP Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the full amount due and owing under the DIP Term Loan Credit Agreement. Except to the extent that a Holder of Allowed DIP Term Loan Claims agrees to a less favorable treatment, each Holder of each Allowed DIP Term Loan Claims shall receive Cash equal to the full amount of its Allowed DIP Term Loan Claims in full and final satisfaction of such Claims; provided that:

(a)	If any Convertible DIP Term Loans are converted into Emergence Rollover Term Loans on the Effective Date, the Holder of such

Convertible DIP Term Loans shall receive Emergence Rollover Term Loans as provided in the DIP Term Loan Credit Agreement in lieu of any other Distribution on account of its Convertible DIP Term Loans; and

(b)	Any indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Effective Date shall survive the Effective Date, shall be assumed by and become obligations of the Reorganized Debtors, payable as and when due under the DIP Term Loan Credit Agreements.

Upon payment and satisfaction in full of all Allowed DIP Term Loan Claims (other than DIP Term Loan Claims, if any, arising from indemnification or expense reimbursement obligations of the Debtors that are contingent as of the Effective Date), all Liens and security interests granted pursuant to the DIP Term Loan Documents, whether in the Chapter 11 Cases or otherwise, shall be terminated and shall be of no further force or effect.

3.4. Professional Claims

3.4.1 Final Fee Applications. All final requests for payment of Professional Claims, including the Holdback Amount, shall be filed and served no later than 60 days after the Confirmation Date, in the manner set forth in the Professional Fee Order, or, as it relates to APS, in the APS Retention Order. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims.

3.4.2 Professional Fee Escrow Amount. The Debtors shall establish and fund on or prior to the Effective Date the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Except as provided in the last sentence of this paragraph, such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors, as applicable. The Reorganized Debtors shall pay Professional Claims in Cash as soon as reasonably practicable after such Claims are Allowed by order of the Bankruptcy Court. When all Allowed Professional Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall revert to the Reorganized Debtors.

3.4.3 Professional Fee Reserve Amount. Professionals shall provide good faith estimates of their Professional Claims for purposes of the Professional Fee Escrow Account and shall deliver such estimates to the Debtors no later than 10 days prior to the Confirmation Hearing; provided that such estimates shall not be considered an admission or limitation with respect to the fees and expenses of such Professionals. If a Professional does not provide such an estimate, the Reorganized Debtors may estimate, in their reasonable discretion, the Professional Claims of such Professional.

3.4.4 Post-Confirmation Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors, the Reorganized Debtors, or the Creditors’ Committee, as the case may be, and the reasonable fees and expenses of the Fee Examiner and the Professionals of the Fee Examiner. Except as otherwise specifically provided in the Plan, upon the Confirmation Date, any requirement that Professionals comply with sections 327, 328, 329, 330, 331 or 1103 of the Bankruptcy Code or the Professional Fee Order (or, as it relates to APS, the APS Retention Order) in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors, the Reorganized Debtors or, solely with respect to the matters set forth in Article 15.9 hereof, the Creditors’ Committee, may employ and pay any Professional in the ordinary course of business.

3.5. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, the Holder of each Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, at the election of the applicable Debtor or Reorganized Debtor, (a) Cash on the Effective Date or as soon as reasonably practicable thereafter in an amount equal to the full unpaid amount of such Allowed Priority Tax Claim or (b) deferred Cash payments in accordance with section 1129(a)(9)(C) of the Bankruptcy Code. Any Allowed Priority Tax Claim that is not due and payable on or prior to the Effective Date shall be paid in the ordinary course of business after the Effective Date as and when due under applicable non-bankruptcy law.

3.6. Statutory Fees Payable Pursuant to 28 U.S.C. § 1930

The Debtors or the Reorganized Debtors, as applicable, shall pay all U.S. Trustee Fees for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

3.7. Retiree Committee Administrative Claim

The VEBA Trust or its assignee(s), on account of the Retiree Committee Administrative Claim, shall receive Cash in an amount equal to the full unpaid amount of the Retiree Committee Administrative Claim on the Effective Date. In lieu of a Cash payment, the VEBA Trust or its assignee(s) may, in its discretion and in final and full satisfaction, settlement, release and discharge of the Retiree Committee Administrative Claim, elect by written notice to the Debtors on or prior to the Confirmation Date to exercise the Retiree Committee Conversion Right.

3.8. Backstop Fees; Backstop Expense Reimbursement

The Backstop Fees and Backstop Expense Reimbursement shall be Allowed Administrative Claims, without reduction or offset, in the full amount due and owing under the Backstop Commitment Agreement. On the Effective Date, if not previously paid in full in accordance with the terms of the Backstop Commitment Agreement, any outstanding Backstop Expense Reimbursement shall be paid in Cash and any outstanding Backstop Fees shall be paid in Cash or New Common Stock, at the election of Kodak.

4.	CLASSIFICATION, TREATMENT AND VOTING OF CLAIMS AND EQUITY INTERESTS

4.1. Classification of Claims and Equity Interests

All Claims and Equity Interests, except for Administrative Claims, Priority Tax Claims, DIP Facility Claims and Professional Claims, are classified in the Classes set forth in this Article 4. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest qualifies within the description of such other Classes. A Claim or Equity Interest also is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim or Equity Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

4.1.1 Deemed Substantive Consolidation. The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order deeming the substantive consolidation of the Debtors’ Estates into a single Estate for certain limited purposes related to the Plan, including Voting, Confirmation and Distribution. As a result of the deemed substantive consolidation of the Estates, each Class of Claims and Equity Interests will be treated as against a single consolidated Estate without regard to the separate legal existence of the Debtors. The Plan will not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to voting and distribution rights under the Plan.

4.1.2 Summary of Classification and Treatment. The classification of Claims and Equity Interests pursuant to the Plan is as follows:

Class	Claims and Equity Interests	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Second Lien Notes Claims	Impaired[3]	Entitled to Vote
4	General Unsecured Claims	Impaired	Entitled to Vote
5	KPP Claims	Impaired	Entitled to Vote
6	Retiree Settlement Unsecured Claim	Impaired	Entitled to Vote
7	Convenience Claims	Impaired	Entitled to Vote
8	Subsidiary Convenience Claims	Impaired	Entitled to Vote
9	Equity Interests	Impaired	Deemed to Reject
10	Section 510(b) Claims	Impaired	Deemed to Reject

[3]	As set forth in Article 4.2.3, if the Second Lien Acceptance is not obtained Second Lien Notes Claims may be unimpaired.

4.2. Treatment of Claims and Equity Interests

4.2.1 Class 1 – Other Priority Claims.

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Other Priority Claims, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes Allowed, and (iii) such other date as may be ordered by the Bankruptcy Court.

(c)	Voting: Class 1 is Unimpaired. Each Holder of an Other Priority Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. No Holder of Other Priority Claims is entitled to vote to accept or reject the Plan.

4.2.2 Class 2 – Other Secured Claims.

(a)	Classification: Class 2 consists of Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Other Secured Claims, each Holder of an Allowed Other Secured Claim shall receive one of the following treatments, in the sole discretion of the applicable Debtor: (i) payment in full in Cash including the payment of any interest payable under section 506(b) of the Bankruptcy Code; (ii) delivery of the collateral securing such Allowed Other Secured Claim; or (iii) treatment of such Allowed Other Secured Claim in any other manner that renders the Claim Unimpaired.

(c)	Voting: Class 2 is Unimpaired. Each Holder of an Other Secured Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. No Holder of an Other Secured Claim is entitled to vote to accept or reject the Plan.

4.2.3 Class 3 – Second Lien Notes Claims.

(a)	Classification: Class 3 consists of all Second Lien Notes Claims.

(b)	Allowance: If the Second Lien Acceptance is obtained, the Second Lien Notes Claims shall be Allowed in an aggregate amount equal to the Second Lien Agreed Amount plus the Second Lien Settlement Amount. If the Second Lien Acceptance is not obtained, the Second Lien Notes Claims shall be Allowed:

(i)	with respect to each Stipulating Second Lien Noteholder, its Pro Rata share in Cash of the Second Lien Agreed Amount plus the Second Lien Settlement Amount; and

(ii)	with respect to any other Second Lien Noteholder, in the amount determined by the Court.

(c)	Treatment: Except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to a less favorable treatment, and in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Second Lien Notes Claims, each Holder of an Allowed Second Lien Notes Claim shall receive:

(i)	if the Second Lien Acceptance is obtained, payment in Cash of its Pro Rata share of the Second Lien Agreed Amount plus the Second Lien Settlement Amount; and

(ii)	otherwise, at the Debtors’ election, with (A) payment in full in Cash, including the payment of any amounts due under section 506(b) of the Bankruptcy Code or (B) such other treatment that renders the Second Lien Notes Claims Unimpaired; provided that, in either instance, and notwithstanding any judicial determination or subsequent settlement regarding the allowance of the Second Lien Make-Whole, each Stipulating Second Lien Noteholder shall receive payment in Cash of its Pro Rata share of the Second Lien Agreed Amount plus the Second Lien Settlement Amount in full and final satisfaction, settlement, release and discharge of the Second Lien Make-Whole and all other Claims arising under or in connection with the Second Lien Notes Indentures with respect to such Stipulating Second Lien Noteholder.

In addition to the foregoing, but without duplication and regardless of whether the Second Lien Acceptance is obtained, no later than ten Business Days after the Effective Date, the Debtors shall pay all reasonable and documented fees and expenses incurred by the Second Lien Noteholder Professionals through the Effective Date payable under (a) the Second Lien Notes Indentures or (b) an order of the Bankruptcy Court.

(d)	Voting: Class 3 is Impaired and each Holder of a Second Lien Notes Claim is entitled to vote to accept or reject the Plan;

provided that, if the Second Lien Acceptance is not obtained, the Debtors may elect to treat the Second Lien Notes Claims as Unimpaired and, in that case, each Holder of a Second Lien Notes Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

4.2.4 Class 4 – General Unsecured Claims.

(a)	Classification: Class 4 consists of all General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed General Unsecured Claims, each Holder of Allowed General Unsecured Claims shall receive its:

(i)	Pro Rata share of the Unsecured Creditor New Common Stock Pool;

(ii)	Pro Rata share of (x) the 125% Warrants and (y) the 135% Warrants;

(iii)	Pro Rata distributions from the Kodak GUC Trust, subject to the Backstop Trust Waiver; and

(iv)	applicable Rights Offerings Consideration.

(c)	Voting: Class 4 is Impaired. Each Holder of General Unsecured Claims is entitled to vote to accept or reject the Plan.

4.2.5 Class 5 – KPP Claims.

(a)	Classification: Class 5 consists of all KPP Claims.

(b)	Treatment: The Holder of the KPP Claims shall receive such consideration as is provided in the KPP Global Settlement.

(c)	Voting: Class 5 is Impaired. The Holder of the KPP Claims is entitled to vote to accept or reject the Plan.

4.2.6 Class 6 – Retiree Settlement Unsecured Claim.

(a)	Classification: Class 6 consists of the Retiree Settlement Unsecured Claim.

(b)	Treatment: Except to the extent that a Holder of the Retiree Settlement Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its portion of the Retiree Settlement Unsecured Claim, each Holder of the Retiree Settlement Unsecured Claim shall receive its:

(i)	Pro Rata share of the Unsecured Creditor New Common Stock Pool;

(ii)	Pro Rata share of (x) the 125% Warrants and (y) the 135% Warrants;

(iii)	Pro Rata distributions from the Kodak GUC Trust, subject to the Backstop Trust Waiver; and

(iv)	applicable Rights Offerings Consideration.

(c)	Voting: Class 6 is Impaired. Each Holder of the Retiree Settlement Unsecured Claim is entitled to vote to accept or reject the Plan.

4.2.7 Class 7 – Convenience Claims.

(a)	Classification: Class 7 consists of all Convenience Claims.

(b)	Treatment: On the later of the Effective Date or as soon as practicable after a Convenience Claim becomes Allowed, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Convenience Claim, each Holder of an Allowed Convenience Claim shall receive payment in Cash in an amount equal to 4.5 percent of such Allowed Convenience Claim; provided that the aggregate amount of Cash received by Holders of Convenience Claims on account of their Convenience Claims shall not exceed $600,000.

(c)	Voting: Class 7 is Impaired. Each Holder of a Convenience Claim is entitled to vote to accept or reject the Plan.

4.2.8 Class 8 – Subsidiary Convenience Claims.

(a)	Classification: Class 8 consists of all Subsidiary Convenience Claims.

(b)

Treatment: Except to the extent that a Holder of a Subsidiary Convenience Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Subsidiary Convenience Claims, each Holder of such Subsidiary Convenience Claim shall be paid in full in Cash on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date on which such Subsidiary Convenience

Claim becomes Allowed, and (iii) such other date as may be ordered by the Bankruptcy Court; provided that the aggregate amount of Cash received by Holders of Subsidiary Convenience Claims on account of their Subsidiary Convenience Claims shall not exceed $300,000.

(c)	Voting: Class 8 is Impaired. Each Holder of a Subsidiary Convenience Claim is entitled to vote to accept or reject the Plan.

4.2.9 Class 9 – Equity Interests.

(a)	Classification: Class 9 consists of all Equity Interests in Kodak.

(b)	Treatment: No Holder of an Equity Interest in Kodak shall receive any Distributions on account of its Equity Interest. On and after the Effective Date, all Equity Interests in Kodak shall be cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

(c)	Voting: Class 9 is Impaired. Each Holder of an Equity Interest in Kodak is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. No Holder of an Equity Interest in Kodak is entitled to vote to accept or reject the Plan.

4.2.10 Class 10 – Section 510(b) Claims.

(a)	Classification: Class 10 consists of Section 510(b) Claims.

(b)	Treatment: No Holder of a Section 510(b) Claim shall receive any Distribution on account of its Section 510(b) Claim. On the Effective Date, all Section 510(b) Claims shall be discharged.

(c)	Voting: Class 10 is Impaired. Holders of Section 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. No Holder of a Section 510(b) Claim is entitled to vote to accept or reject the Plan.

4.3. Intercompany Claims and Interests

Notwithstanding anything herein to the contrary, on the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Reorganized Debtors and in consultation with the Requisite Backstop Parties, all Intercompany Claims and Intercompany Interests will be: (a) preserved and reinstated, in full or in part; (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion shall be eliminated and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion under the Plan; (c) eliminated or waived based on accounting entries in the Debtors’ or the Reorganized Debtors’ books and records and other corporate activities by the Debtors or the Reorganized Debtors; (d) contributed to the capital of the obligor entity or (e) otherwise compromised. In no event shall Intercompany Claims be allowed as Unsecured Claims or entitled to any Distribution under the Plan.

4.4. Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, the Plan shall not affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims, including legal and equitable defenses or setoff or recoupment rights with respect thereto.

4.5. Confirmation Pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code

For purposes of Confirmation, section 1129(a)(10) of the Bankruptcy Code shall be satisfied if any one of Classes 3 – 8 accepts the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class or Classes of Claims.

4.6. Subordinated Claims

The allowance, classification and treatment of all Allowed Claims and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise; provided, the Debtors reserve the right to re-classify any Allowed Claim in accordance with any contractual, legal or equitable subordination rights relating thereto.

5.	IMPLEMENTATION OF THE PLAN

5.1. Operations Between the Confirmation Date and Effective Date

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors in possession, subject to all applicable orders of the Bankruptcy Court and any limitations set forth in the Backstop Commitment Agreement.

5.2. KPP Global Settlement

An order approving the KPP Global Settlement was entered by the Bankruptcy Court on June 21, 2013 [Docket No. 4113].

5.3. Settlement of Committee’s Lien Challenge

On the Effective Date, the transactions contemplated by the Plan, including the distributions to Holders of Claims in Class 3, Class 4 and Class 6, shall be in full and final settlement of the Committee’s Lien Challenge, and the Committee’s Lien Challenge shall be deemed dismissed with prejudice, and the Creditors’ Committee and the Second Lien Indenture Trustee shall file a joint notice of dismissal with the Bankruptcy Court.

5.4. Other Restructuring Transactions

Following the Confirmation Date, the Debtors, in consultation with the Requisite Backstop Parties, may reorganize their corporate structure by eliminating certain entities (including non-Debtor entities) that are deemed no longer helpful, and may take all actions as may be necessary or appropriate to effect such transactions, including any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, liquidation, domestication, continuation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, debt or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution with the appropriate governmental authorities pursuant to applicable law; and (d) all other actions that the Debtors, in consultation with the Requisite Backstop Parties, determine are necessary or appropriate, including making filings or recordings that may be required by applicable law. To the extent deemed helpful or appropriate to the Debtors or the Reorganized Debtors, the restructuring may be effected pursuant to sections 368 and 381 of the Internal Revenue Code, to preserve for the Debtors or the Reorganized Debtors the tax attributes of such entities. Notwithstanding anything else to the contrary herein, the Debtors may engage in any restructuring, reorganizations, liquidation, intercompany sales and similar transactions after prior notice to the Backstop Parties in order to implement tax planning, which transactions are not reasonably expected to materially adversely affect any Backstop Party.

5.5. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or in the Confirmation Order, as of the Effective Date, all property of each Estate (including Causes of Action) and any property acquired by any Debtor under the Plan shall vest in the applicable Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances or interests to the extent permitted by section 1141 of the Bankruptcy Code; provided that the Kodak GUC Trust Avoidance Actions shall be transferred to the Kodak GUC Trust in accordance with Article 16.3; provided, further, that nothing in this Article 5.5 shall limit the ability under the Bankruptcy Code of any party-in-interest to object to any Claim prior to the Claim Objection Bar Date unless otherwise ordered by the Bankruptcy Court. For the avoidance of doubt, the immediately preceding sentence does not apply to any property of a non-Debtor Affiliate of the Debtors. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims or Causes of Action (other than the Kodak GUC Trust Avoidance Actions) without supervision or approval of the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules; provided that the claims asserted by GOT in the GOT Adversary Proceeding, as well as any property interest of GOT in the GOT Adversary Patents or the GOT Royalties, are preserved during the pendency of the GOT Adversary Proceeding.

5.6. Cancellation of Existing Agreements, Notes and Equity Interests

On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtors under the Second Lien Notes Indentures, Unsecured Notes Indentures, and any other Certificate, Equity Interest, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Equity Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors and their Affiliates shall not have any obligations thereunder and shall be released and discharged therefrom; provided that (x) the Second Lien Notes Indentures and Unsecured Notes Indentures shall remain in effect and govern the rights and obligations of the Indenture Trustees and the beneficial holders of notes issued under such indentures, including to effectuate any charging liens permitted under the Second Lien Notes Indentures and Unsecured Notes Indentures, respectively and (y) any obligations of the Debtors in the Backstop Commitment Agreement that by their terms are to be satisfied after, or are otherwise stated to survive, the closing of the Backstop Commitment Agreement shall be the obligations of the Reorganized Debtors. In the event that the Second Lien Acceptance is not obtained, notwithstanding any provision in the Second Lien Notes Indentures or the Second Lien Notes to the contrary, the Second Lien Indenture Trustee shall be permitted to pay the Stipulating Second Lien Noteholders, and the Stipulating Second Lien Noteholders shall be entitled to receive, payment with respect to the Second Lien Settlement Amount and Second Lien Agreed Amount without any pro rata reallocation to non-Stipulating Second Lien Noteholders.

5.7. New Common Stock

On the Effective Date, the Reorganized Kodak Certificate of Incorporation shall have provided for 500 million shares of authorized New Common Stock, and Reorganized Kodak shall issue or reserve for issuance a sufficient number of shares of New Common Stock equal to the Fully Diluted Effective Date Share Issuance, plus any additional shares of New Common Stock to satisfy any share issuances authorized under the Warrants. The shares of New Common Stock issued in connection with the Plan, including in connection with the consummation of the Rights Offering, the Backstop Commitment Agreement, or upon exercise of the Warrants, and options or other equity awards issued pursuant to the New Equity Plan, shall be authorized without the need for further corporate action or without any further action by any Person, and once issued, shall be duly authorized, validly issued, fully paid and non-assessable.

Any share of New Common Stock issued to a creditor of any Debtor that is not Kodak shall be treated as (a) a contribution of cash by Reorganized Kodak to the applicable Debtor in the amount equal to the fair market value of such New Common Stock, followed by (b) the issuance of New Common Stock by Reorganized Kodak to the applicable Debtor in return for such cash, followed by (c) the transfer of the New Common Stock by the applicable Debtor to the applicable creditor.

5.8. Rights Offerings

The Debtors will implement the Rights Offerings in accordance with the Backstop Commitment Agreement and the Rights Offerings Procedures.

5.8.1 1145 Rights Offering. The 1145 Rights Offering shall be open to all Holders of 1145 Eligible Claims. The 1145 Rights Offering shall consist of a distribution of the 1145 Rights in respect of the 1145 Rights Offering Shares in accordance with the Rights Offerings Procedures Order.

5.8.2 4(2) Rights Offering. The 4(2) Rights Offering shall be open to 4(2) Eligible Participants. The 4(2) Rights Offering shall consist of a distribution of the 4(2) Rights in respect of the 4(2) Rights Offering Shares in accordance with the 4(2) Rights Offering Procedures. Kodak and Reorganized Kodak shall conduct the 4(2) Rights Offering in accordance with the Rights Offerings Procedures Order.

The Backstop Parties have agreed to purchase (on a several and not joint basis) all of the 4(2) Rights Offering Unsubscribed Shares, subject to and in accordance with the terms of the Backstop Commitment Agreement.

5.9. Exemption from Registration

Except with respect to any Person that is an underwriter as defined in section 1145(b) of the Bankruptcy Code, the offer, issuance, sale or distribution under the Plan of the (a) shares of New Common Stock comprising the Unsecured Creditor New Common Stock Pool, (b) shares of New Common Stock issued in connection with the Retiree Committee Conversion Rights, if applicable, (c) 1145 Rights, (d) 1145 Rights Offering Shares, (e) Warrants, and (f) shares of New Common Stock issuable upon the exercise of the Warrants shall all be exempt from registration under Section 5 of the Securities Act (or any State or local law requiring registration for offer or sale of a security) under section 1145 of the Bankruptcy Code.

The (a) 4(2) Rights, (b) 4(2) Rights Offering Shares, (c) any shares of New Common Stock issued in connection with the payment of the Backstop Commitment Fee and (d) any shares of New Common Stock issued pursuant to the Backstop Commitment Agreement shall all be issued without registration in reliance upon the exemption set forth in section 4(2) of the Securities Act and will be “restricted securities.”

The Rights and 1145 Rights Offering Shares and 4(2) Rights Offering Shares were offered, distributed and sold pursuant to the Plan.

5.10. Emergence Financing

If all or any portion of the Convertible DIP Term Loans are converted into Emergence Rollover Term Loans in accordance with the terms of the DIP Term Loan Credit Agreement, then on the Effective Date: (a) Obligations (as defined in the DIP Term Loan Credit Agreement) under the DIP Term Loan Credit Agreement and the other DIP Term Loan Documents shall be converted into and continue as obligations under the Emergence Rollover Credit Agreement and the other Emergence Credit Facility Documents; and (b) all liens, rights, interests, duties and obligations under the DIP Term Loan Documents shall convert into and continue as liens, rights, interests, duties and obligations under the Emergence Term Loan Credit Agreement and any such liens shall continue to secure obligations of Reorganized Kodak under the Emergence Term Loan Credit Agreement. Without limiting the foregoing, all liens and security interests granted under the DIP Term Loan Documents to the DIP Term Loan Parties and converted into and continued as liens and security interest under the Emergence Term Loan Credit Agreement shall be (x) valid, binding, perfected and enforceable liens and security interest in the personal and real property described in such documents, with the priorities established in respect thereof under applicable non-bankruptcy law and (y) not subject to avoidance, recharacterization or subordination under any applicable law; and Reorganized Kodak shall, and is authorized to, enter into and perform and to execute and deliver the Emergence Term Loan Credit Agreement and such other agreements, instruments or documents reasonably requested by the DIP Term Loan Agent (in form and substance acceptable to the DIP Term Loan Agent) to evidence or effectuate the conversion of all or any portion of the Convertible DIP Term Loans to Emergence Rollover Term Loans in accordance with the terms of the DIP Term Loan Documents. Without limiting the foregoing, Reorganized Kodak shall pay, as and when due, all fees and expenses and other amounts provided under the Emergence Credit Facility Documents.

To the extent the Reorganized Debtors obtain one or more Emergence Credit Facilities in lieu of, or in addition to, the conversion of all or any portion of the Convertible DIP Term Loans into Emergence Rollover Term Loans, then, on the Effective Date, the Reorganized Debtors shall, and are hereby authorized to, enter into and perform and execute and deliver the Emergence Credit Facility Documents to which such Reorganized Debtor is contemplated to be a party on the Effective Date. The Reorganized Debtors are hereby authorized to borrow under such Emergence Credit Facilities and use the proceeds of such borrowings for any purpose permitted thereunder, including to fund (a) the repayment of all DIP Term Loan Claims that are not converted into Emergence Rollover Term Loans in accordance with the terms of the DIP Term Loan Credit Agreement, (b) distributions under and in accordance with the Plan, and (c) ongoing business operations, general corporate purposes and working capital needs. Without limiting the foregoing, the Reorganized Debtors shall pay, as and when due, all fees, expenses, losses, damages, indemnities and other amounts, including any applicable refinancing premiums and applicable exit fees, provided under the Emergence Credit Facility Documents relating to such Emergence Credit Facilities.

Confirmation of the Plan shall be deemed (a) approval of the Emergence Credit Facilities and all transactions contemplated hereby and thereof (including additional syndication of the Emergence Credit Facilities (if any)), and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, expenses, losses, damages, indemnities and other amounts provided for by the Emergence Credit Facility Documents, and (b) authorization for the Reorganized Debtors to enter into and perform under the Emergence Credit Facility Documents. The Emergence Credit Facility Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Emergence Credit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

On the Effective Date, all of the liens and security interests to be granted in accordance with the Emergence Credit Facility Documents (a) shall be deemed to be approved; (b) shall be legal, binding and enforceable liens on, and security interests in, the collateral granted under respective Emergence Credit Facility Documents in accordance with the terms of the Emergence Credit Facility Documents; (c) shall be deemed perfected on the Effective Date, subject only to such liens and security interests as may be permitted under the Emergence Credit Facility Documents, and the priorities of such liens and security interests shall be as set forth in the respective Emergence Credit Facility Documents; and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the secured parties (and their designees and agents) under such Emergence Credit Facility Documents are hereby authorized to make all filings and recordings, and to obtain all governmental approvals and consents to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection of the liens and security interests granted under the Emergence Credit Facility Documents shall occur automatically by virtue of the entry of the Confirmation Order and funding on or after the Effective Date, and any such filings, recordings, approvals and consents shall not be necessary or required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties. To the extent that any Holder of a Secured Claim that has been satisfied or discharged pursuant to the Plan, or any agent for such Holder, has filed or recorded any liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, Reorganized Kodak or any administrative agent under the Emergence Credit Facility Documents that are necessary to cancel and/or extinguish such liens and/or security interests (it being understood that such liens and security interests held by Holders of Secured Claims that are satisfied on the Effective Date pursuant to the Plan shall be automatically canceled/or extinguished automatically on the Effective Date by virtue of the entry of the Confirmation Order).

On the Effective Date, all issued and outstanding letters of credit shall be cash collateralized, replaced or reinstated in accordance with their terms and the terms of the DIP Credit Agreements and any applicable Emergence Credit Facility Documents.

5.11. Section 1146 Exemption from Certain Transfer Taxes and Recording Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any transfers from the Debtors to the Reorganized Debtors or to any other Person, pursuant to, in contemplation of, or in connection with the Plan (including any transfer pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, assumption, termination, refinancing and/or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the Emergence Credit Facilities; (e) the KPP Global Settlement; (f) the Backstop Commitment Agreement; or (g) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, sales and use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local government officials or agents shall, and shall be directed to, forgo the collection of any such tax, recordation fee or government assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or government assessment. The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.

5.12. Preservation of Causes of Action

Except as otherwise provided in Article 12 or 16 or the other provisions of the Plan, each Cause of Action of a Debtor shall be preserved and, along with the exclusive right to enforce such Cause of Action, shall vest exclusively in the applicable Reorganized Debtor as of the Effective Date; provided that nothing in this Article 5.12 shall limit the ability under the Bankruptcy Code of any party-in-interest to object to any Claim prior to the Claim Objection Bar Date unless otherwise ordered by the Bankruptcy Court. Unless a Cause of Action is expressly waived, relinquished, released or compromised in the Plan or an order of the Bankruptcy Court, the Reorganized Debtors expressly reserve such Cause of Action for later adjudication and, accordingly, no doctrine of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), laches or other preclusion doctrine shall apply to such Cause of Action as a consequence of the Confirmation, the Plan, the vesting of such Cause of Action in the Reorganized Debtors, any order of the Bankruptcy Court or these Chapter 11 Cases. No Person may rely on the absence of a specific reference in the Plan or the Amended Disclosure Statement to any Cause of Action against them as an indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue such Cause of Action.

5.13. Effectuating Documents and Further Transactions

The Debtors or the Reorganized Debtors, as applicable, may take all actions to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including the distribution of the securities to be issued pursuant hereto in the name of, and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions or consents except for those expressly required pursuant hereto; provided that after the Confirmation Date (but prior to the Effective Date) the Debtors shall consult with and, to the extent required by the terms of the Backstop Commitment Agreement, seek the consent of the Requisite Backstop Parties on such actions. The secretary and any assistant secretary of each Debtor shall be authorized to certify or attest to any of the foregoing actions.

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate), pursuant to applicable law, and without any requirement of further action by the shareholders, directors, managers or partners of the Debtors, or the need for any approvals, authorizations, actions or consents.

5.14. Reinstatement of Interests in Debtor Subsidiaries

In the event that the Debtors elect to reinstate Intercompany Interests pursuant to Article 4.3 herein, each Reorganized Debtor shall issue authorized new equity securities to the Reorganized Debtor that was that Debtor’s corporate parent prior to the Effective Date so that each Reorganized Debtor will retain its 100% ownership of its pre-Petition Date Debtor subsidiaries. The Debtors may modify the foregoing at any time in consultation with the Requisite Backstop Parties.

5.15. Intercompany Account Settlement

The Debtors and Reorganized Debtors, and their respective subsidiaries, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors (as applicable) to satisfy their obligations under the Plan.

5.16. Fees and Expenses of the Indenture Trustees

Reasonable and documented fees and expenses incurred by the Indenture Trustees during the pendency of the Chapter 11 Cases, solely in its capacity as such, shall, without duplication and to the extent unpaid by the Debtors prior to the Effective Date, be Allowed Administrative Claims and paid by the Reorganized Debtors without further Bankruptcy Court approval upon the submission of invoices to the Reorganized Debtors, the U.S. Trustee and the Creditors’ Committee, provided that no fees and expenses incurred by the Unsecured Notes Trustee shall be paid until approved by the Court as reasonable.

6.	CORPORATE GOVERNANCE AND MANAGEMENT

6.1. Corporate Existence

Subject to any restructuring transactions as permitted under Article 5 or as otherwise expressly provided herein, each of the Debtors shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed, and pursuant to the respective certificate of incorporation and bylaws (or other formation documents in the case of a limited liability company, partnership or other form) in effect prior to the Effective Date, except to the extent such certificate of incorporation or bylaws (or other formation documents in the case of a limited liability company, partnership or other form) are amended by, or in connection with, the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be authorized pursuant hereto and without the need for any other approvals, authorizations, actions or consents.

6.2. Organizational Documents

The Reorganized Kodak Certificate of Incorporation shall be filed with the Secretary of State of New Jersey on the Effective Date. The amended and restated bylaws of Reorganized Kodak and certificate of incorporation and bylaws of the other Reorganized Debtors (or other formation documents relating to limited liability companies, partnerships or other forms) shall be in the form set forth in the Plan Supplement and filed with the applicable state officers or entities on or as soon as reasonably practicable after the Effective Date.

6.3. Indemnification Provisions in Organizational Documents

As of the Effective Date, each Reorganized Debtor’s bylaws shall provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, directors or officers of such Debtor who served in such capacity after the Petition Date, at least to the same extent as the bylaws of each of the respective Debtors did on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate their certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of these obligations of the Reorganized Debtors’ or such directors’, officers’, employees’ or agents’ rights.

6.4. Directors and Officers of the Reorganized Debtors

The identity and affiliations of each individual proposed to serve as a director, officer or voting trustee of any Reorganized Debtor after the Effective Date, as well as the nature of any compensation of such individual who is an insider of a Debtor, will be disclosed in the Plan Supplement no later than the Confirmation Hearing. No director, officer, manager or trustee of a Debtor who continues to serve a Reorganized Debtor in any capacity after the Effective Date shall be liable to any Person for any Claim that arose prior to the Effective Date in connection with service as a director, officer, manager or trustee of a Debtor.

The New Board of Directors shall be composed of nine (9) directors consisting of: (i) the chief executive officer of Reorganized Kodak; (ii) six (6) directors designated by the Backstop Parties (one of which shall be James Continenza, as long as he is able and willing to serve and one of which shall be selected in consultation with the Creditors’ Committee); and (iii) two (2) directors to be designated by the Creditors’ Committee in consultation with the Requisite Backstop Parties; provided, that (x) not less than five of the directors identified or designated pursuant to clause (ii) and (y) the directors identified or designated pursuant to clause (iii) shall, in each case, be “independent” (as defined in the rules and regulations governing the requirements of companies listing on the New York Stock Exchange) with respect to Reorganized Kodak.

7.	COMPENSATION AND BENEFITS PROGRAMS

7.1. New Compensation and Benefits Programs

Management Arrangements. On the Effective Date, Reorganized Kodak shall enter into the New Management Agreements.

On the Effective Date, Reorganized Kodak shall adopt the New Equity Plan authorizing the grant, from time to time, of stock- and cash-based awards to eligible officers, directors and employees of Reorganized Kodak. The New Board of Directors will establish a management incentive program that is in form and substance reasonably satisfactory to the Requisite Backstop Parties providing for the grant of stock-based awards under the New Equity Plan.

Other Arrangements. On the Effective Date, and as more fully set forth in the Plan Supplement, the Reorganized Debtors shall enter into the New Non-Qualified Employee Compensation Plan.

7.2. Compensation and Benefits Programs

On the Effective Date, with respect to all Compensation and Benefits Programs (including, for the avoidance of doubt, the Qualified Plans), each Reorganized Debtor shall assume and continue to honor in accordance with their terms and applicable laws (including, as applicable, ERISA and the Internal Revenue Code) and perform all Compensation and Benefits Programs to which the applicable Debtor is party, subject to any rights to terminate or modify such plans. As of the Effective Date, all Non-Qualified Plans will be deemed terminated.

The Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any contract, agreement, policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such contract, agreement, policy program or plan, and any assumed Compensation and Benefits Programs shall be subject to modification in accordance with their terms. Nothing herein shall limit, diminish or otherwise alter the Debtors’ or the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans, including the Reorganized Debtors’ rights to modify unvested benefits pursuant to their terms, nor shall confirmation of the Plan and/or consummation of any restructuring transactions constitute a change in control or change in ownership under any such contracts, agreements, policies, programs and plans.

7.3. Workers’ Compensation Program

On the Effective Date, except as set forth in the Plan or Amended Disclosure Statement, the Reorganized Debtors shall assume and continue to honor the Debtors’ obligations under (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. As of the Effective Date, all Proofs of Claim on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors or the Reorganized Debtors in addition to what is provided for under applicable state law.

7.4. Compensation Arrangements with APS

On the Effective Date, Reorganized Kodak shall assume, and continue to honor and perform, any compensation agreements with APS in connection with its role as crisis managers and specifically in connection with its provision of a chief restructuring officer and interim chief financial officer.

8.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1. Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, all Executory Contracts and Unexpired Leases will be rejected by the Plan on the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code, other than (a) Executory Contracts or Unexpired Leases previously assumed or rejected pursuant to an order of the Bankruptcy Court, (b) Executory Contracts or Unexpired Leases that are the subject of a motion to assume that is pending on the Effective Date and (c) Specified Contracts that Kodak elects to assume pursuant to the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejection of such Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code.

8.2. Claims Against the Debtors Upon Rejection

No Executory Contract or Unexpired Lease rejected by the Debtors on or prior to the Effective Date shall create any obligation or liability of the Debtors or the Reorganized Debtors that is not a Claim. Any Proof of Claim arising from or relating to the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Bankruptcy Court within 30 days after the Effective Date, unless rejected at a later date as a result of a disputed assumption, assignment or cure amount as set forth in Article 8.5 herein. Any Claim arising from or relating to the rejection of an Executory Contract or Unexpired Lease that is not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors or any of their property. Any Allowed Claim arising from the rejection of an Executory Contract or Unexpired Lease shall be classified as an Unsecured Claim, and shall be treated in accordance with Article 4.2. Nothing in this Plan shall limit the rights or defenses under 365(n) of the Bankruptcy Code, if applicable, of any non-Debtor counterparty that is a licensee of intellectual property (as defined in the Bankruptcy Code) under 365(n) under a license agreement or any agreement supplementary thereto with any Debtors.

8.3. Cure and Assumption of Specified Contracts

Any counterparty to a Specified Contract that fails to object timely to the proposed assumption of such Specified Contract or the related cure amount will be deemed to have consented to the assumption and cure on the terms provided in the notice, and entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of assumption and amount required to cure a default (if any) under such Specified Contract and/or a determination of the cure amount, as applicable, pursuant to sections 365 and 1123 of the Bankruptcy Code. Any payment required to cure a default under a Specified Contract shall be paid in Cash promptly after the Effective Date or, if there is a dispute regarding the assumption or cure of such Specified Contract, the entry of a Final Order or orders resolving such dispute.

8.4. Effect of Assumption

Assumption of any Executory Contract or Unexpired Lease, pursuant to the Plan or otherwise, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, and the deemed waiver of any termination right or remedial provision arising under any such Executory Contract or Unexpired Lease at any time prior to the effective date of its assumption, or as a result of such assumption, the transactions contemplated by the Plan or any changes in control or ownership of any Debtors during the Chapter 11 Cases as a result of the implementation of the Plan. Notwithstanding the foregoing, with respect to Executory Contracts with customers of the Debtors that are assumed pursuant to the Plan, the Reorganized Debtors shall remain obligated to honor any obligations set forth in such contracts to provide rebates or discounts, to the extent such rebates or discounts accrued but are not yet due under the terms of such contracts, in the ordinary course of business. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged without further notice to, or action, order or approval of, the Bankruptcy Court, except in the event that the applicable Debtor and the counterparty to an Executory Contract or Unexpired Lease have separately agreed to a waiver or reduction of obligations that would otherwise constitute cure obligations, subject to the counterparties’ explicit retention of their rights to assert any such amounts as Unsecured Claims.

Each Executory Contract and Unexpired Lease assumed pursuant to this Article 8 or any order of the Bankruptcy Court, which has not been assigned to a third party on or prior to the Effective Date, shall vest in, and be fully enforceable by, the applicable Reorganized Debtor in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court.

8.5. Assumption or Rejection of Disputed Contracts

Except as otherwise provided by order of the Bankruptcy Court, if there is a dispute as of the Effective Date regarding any of the terms or conditions for the assumption, assignment or cure of an Executory Contract or Unexpired Lease (whether or not a Specified Contract) proposed by the Debtors to be assumed by the Reorganized Debtors or assumed and assigned to any other Person, the Reorganized Debtors shall have until 30 days after entry of a Final Order resolving such dispute to determine whether to (a) proceed with assumption (or assumption and assignment, as applicable) in a manner consistent with such Final Order or (b) reject the Executory Contract or Unexpired Lease. If the Reorganized Debtors elect to reject the applicable Executory Contract or Unexpired Lease, the Reorganized Debtors shall send written notice of rejection to the applicable counterparty within such 30-day period and the counterparty may file a Proof of Claim arising out of rejection within 30 days after receipt of notice of rejection.

8.6. Modification, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or rejected shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or are rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to Prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the Prepetition nature of such Executory Contract or Unexpired Leases or the validity, priority or amount of any Claims that may arise in connection therewith.

8.7. Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease as a Specified Contract, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease, or that any Reorganized Debtor has any liability thereunder.

8.8. Contracts and Leases Entered Into After the Petition Date

Each Reorganized Debtor will perform its obligations under each contract and lease entered into by such Reorganized Debtor after the Petition Date, including any Executory Contract and Unexpired Lease assumed by such Reorganized Debtor, in each case, in accordance with and subject to the then applicable terms. Accordingly, such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

8.9. Directors and Officers Insurance Policies and Agreements

To the extent that the D&O Liability Insurance Policies issued to, or entered into by, the Debtors prior to the Petition Date constitute executory contracts, notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date; provided, however, that the Debtors shall have no advancement or indemnification obligations with respect to any persons or entities insured under the D&O Liability Insurance Policies except as otherwise expressly set forth herein or in the Confirmation Order. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any advancement, indemnity or other obligations of the insurers under any of the D&O Liability Insurance Policies.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any of the D&O Liability Insurance Policies with respect to conduct occurring prior to the Effective Date.

8.10. Indemnification and Reimbursement Obligations

On and from the Effective Date, except as prohibited by applicable law and subject to the limitations set forth herein, the Reorganized Debtors shall assume all (i) contractual indemnification obligations set forth in the Plan Supplement and the Backstop Commitment Agreement and (ii) indemnification and advancement obligations currently in place in the Debtors’ bylaws, certificates of incorporation (or other formation documents), board resolutions, and in Compensation and Benefits Programs or other agreements with the Indemnified Parties, including any agreements with APS, provided that, with respect to those individuals who were insured Persons under the D&O Liability Insurance Policies (including directors or officers of any of the Debtors at any time) prior to the Effective Date (other than the chief restructuring officer, the interim chief financial officer, and other temporary staff provided by APS), but who, as of the Effective Date, no longer serve in the capacity pursuant to which such Persons became insured Persons under the D&O Liability Insurance Policies, the Debtors’ obligation to make advancements to and indemnify such Persons shall be limited to the extent of available coverage under their D&O Liability Insurance Policies (and payable from the proceeds of such D&O Liability Insurance Policies). Without limiting the foregoing and except as prohibited by applicable law, the Debtors shall indemnify and hold harmless each of the Indemnified Parties for all costs, expenses, loss, damage or liability incurred by any such Indemnified Party arising from or related in any way to any and all Causes of Action whether known or unknown, whether for tort, contract, violations of federal or state securities laws or otherwise, including any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, based in whole or in part upon any act or omission, transaction or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including those arising from or related in any way to: (a) any action or omission of any such Indemnified Party with respect to any indebtedness of or any Equity Interest in the Debtors (including any action or omission of any such Indemnified Party with respect to the acquisition, holding, voting or disposition of any such investment); (b) any action or omission of any such Indemnified Party in such Indemnified Party’s capacity as an officer, director, member, employee, partner or agent of, or advisor to any Debtor; (c) any disclosure made or not made by any Indemnified Party to any current or former Holder of any such indebtedness of or any such Equity Interest in the Debtors; (d) any consideration paid to any such Indemnified Party by any of the Debtors in respect of any services provided by any such Indemnified Party to any Debtor; and (e) any action taken or not taken in connection with the Chapter 11 Cases or the Plan, other than costs, expenses, loss, damage or liability arising out of or relating to any act or omission that is determined by a Final Order to have constituted willful misconduct, gross negligence, fraud or a criminal act. In the event that any such Indemnified Party becomes involved in any action, proceeding or investigation brought by or against any Indemnified Party, as a result of matters to which the foregoing “Indemnification” may be related, the Reorganized Debtors shall promptly reimburse any such Indemnified Party for its reasonable and documented legal and other expenses (including advancing the costs of any investigation and preparation prior to final adjudication) incurred in connection therewith as such expenses are incurred and after a request for indemnification is made in writing, with reasonable documentation in support thereof; provided that, with respect to those individuals who were directors or officers of any of the Debtors at any time prior to the Effective Date (other than the chief restructuring officer, the interim chief financial officer, and other temporary staff provided by APS), but who, as of the Effective Date, no longer are directors or officers of such Debtor, the Debtors’ obligation to make advancements to and indemnify such individuals shall be limited to the extent of available coverage under their D&O Liability Insurance Policies (and payable from the proceeds of such D&O Liability Insurance Policies).

9.	PROVISIONS GOVERNING DISTRIBUTIONS

9.1. Initial Distributions

On the Initial Distribution Date, the Distribution Agent shall make Distributions under the Plan on account of each Claim that is Allowed on or prior to the Effective Date.

9.2. Subsequent Distributions

9.2.1 Subsequent Distribution Dates. Reorganized Kodak shall (in consultation with the Kodak GUC Trustee) identify periodic dates after the Initial Distribution Date to be Subsequent Distribution Dates for purposes of making additional Distributions under the Plan. Each Subsequent Distribution Date shall be a Business Day and the period between any Subsequent Distribution Date and the prior Distribution Date shall not exceed 180 days.

9.2.2 Distributions on Disputed Claims. The Distribution Agent shall make Distributions with respect to a Claim that becomes an Allowed Claim after the Effective Date on the first Subsequent Distribution Date after such Claim is Allowed. Unless Reorganized Kodak otherwise agrees, no partial Distributions shall be made with respect to a Disputed Claim until all disputes in connection with such Disputed Claim have been resolved by Final Order of the Bankruptcy Court.

9.2.3 Distributions on Allowed Claims from Disputed Claims Reserve. If there is Excess Property in the Disputed Claims Reserve on any Distribution Date and Reorganized Kodak so directs, the Distribution Agent shall make an additional Distribution to each Holder of an Allowed General Unsecured Claim in an amount equal to such Holder’s Pro Rata share of such Excess Property.

9.3. Record Date and Delivery of Distributions

9.3.1 Record Date for Distributions. On the Distributions Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those Holders of Claims listed on the Claims Register as of the close of business on the Distributions Record Date. If a Claim, other than one based on a publicly traded security, is transferred 20 or fewer days before the Distributions Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical, and in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

9.3.2 Delivery of Distributions in General. Except as otherwise provided herein, the Distribution Agent shall make all Distributions required under the Plan to Holders of Allowed Claims, except that distributions to Holders of Allowed Claims governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement. Except as otherwise provided herein, and notwithstanding any authority to the contrary, Distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distributions Record

Date by the Distribution Agent or a Servicer as appropriate: (a) to the signatory set forth on any of the Proofs of Claim filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is filed or if the Debtors, the Reorganized Debtors or the Distribution Agent have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of change of address delivered to the Notice and Claims Agent; or (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Notice and Claims Agent has not received a written notice of a change of address. The Debtors, the Reorganized Debtors, the Distribution Agent and the Notice and Claims Agent shall not incur any liability whatsoever on account of the delivery of any Distributions under the Plan.

9.3.3 Foreign Currency Exchange Rate. Except as otherwise provided herein, an order of the Bankruptcy Court, or as agreed to by the Holder and the Debtors or the Reorganized Debtors, as applicable, any Claim asserted in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollars at the Exchange Rate.

9.4. Distribution Agents

The Debtors and the Reorganized Debtors, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Distribution Agents to facilitate the Distributions required hereunder. To the extent the Debtors and the Reorganized Debtors, as applicable, do determine to utilize a Distribution Agent to facilitate the Distributions, such Distribution Agent would first be required to: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or Distributions required under the Plan; and (c) waive any right or ability to set off, deduct from or assert any Lien or other encumbrance against the Distributions required under the Plan to be distributed by such Distribution Agent.

The Debtors or the Reorganized Debtors, as applicable, shall pay to the Distribution Agents all of their reasonable and documented fees and expenses without the need for any approvals, authorizations, actions or consents of the Bankruptcy Court or otherwise. The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agents seek reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

9.5. Delivery of Distributions to DIP Facility Claims

For purposes of Distributions hereunder, the DIP ABL Agent shall be deemed to be the Holder of all DIP ABL Claims, and the DIP Term Loan Agent shall be the Holder of all DIP Term Loan Claims, and all Distributions on account of the DIP Facility Claims shall be made to the applicable DIP Facility Agent. As soon as practicable following compliance with the other requirements set forth in this Article 9, the DIP Facility Agents shall arrange to deliver or direct the delivery of such Distributions to the applicable holders of Allowed DIP Facility Claims. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the DIP Facility Agents shall not have any liability to any person with respect to Distributions made or directed to be made by the DIP Facility Agents.

9.6. Delivery of Distributions to Second Lien Notes Claims

The Second Lien Indenture Trustee shall be deemed to be the Holder of all Second Lien Notes Claims for purposes of Distributions hereunder, and all Distributions on account of Second Lien Notes Claims shall be made to or on behalf of the Second Lien Indenture Trustee. If the Second Lien Acceptance is obtained, Distributions on account of the treatment of Holders of Second Lien Notes Claims as set forth in Article 4.2.3(c)(i) shall be made on the Effective Date. The Second Lien Indenture Trustee shall hold or direct such Distributions for the benefit of the holders of Allowed Second Lien Notes Claims. As soon as practicable following compliance with the other requirements set forth in this Article 9, the Second Lien Indenture Trustee shall arrange to deliver such Distributions to, or on behalf of, such holders of Allowed Second Lien Notes Claims. For the avoidance of doubt, the Second Lien Indenture Trustee shall only be required to act to make Distributions in accordance with the terms of the Plan. The Debtors’ obligations to make Distributions to the Holders of the Second Lien Notes Claims in accordance with Article 4 above shall be deemed satisfied upon delivery of Distributions to the Second Lien Indenture Trustee or, if consent of the Second Lien Indenture Trustee is given, to the Distribution Agent on behalf of the Second Lien Indenture Trustee, as provided for herein.

9.7. Delivery of Distributions to the Unsecured Notes Claims

The Unsecured Notes Trustee shall be deemed to be the Holder of all Unsecured Notes Claims for purposes of Distributions hereunder, and all Distributions on account of Unsecured Notes Claims shall be made to or on behalf of the Unsecured Notes Trustee. The Unsecured Notes Trustee shall hold or direct such Distributions for the benefit of holders of Allowed Unsecured Notes Claims. As soon as practicable following compliance with the other requirements set forth in this Article 9, the Unsecured Notes Trustee shall arrange to deliver such Distributions to, or on behalf of, such holders of Allowed Unsecured Notes Claims. For the avoidance of doubt, the Unsecured Notes Trustee shall only be required to act to make Distributions in accordance with the terms of the Plan. The Debtors’ obligations to make Distributions to the Holders of Unsecured Notes Claims in accordance with Article 4 above shall be deemed satisfied upon delivery of Distributions to the Unsecured Notes Trustee or, if consent of the Unsecured Notes Trustee is given, to the Distribution Agent on behalf of the Unsecured Notes Trustee, as provided for herein.

9.8. Fractional and De Minimis Distributions

Notwithstanding anything herein to the contrary, the Reorganized Debtors and the Distribution Agent shall not be required to make Distributions or payments of less than $50.00, or such other amount as the Reorganized Debtors and the Kodak GUC Trustee reasonably agree, which amount shall be set forth in the Plan Supplement (whether Cash or otherwise) and shall not be required to make partial Distributions or Distributions of fractional shares of New Common Stock. Whenever any payment or Distribution of a fractional share of New Common Stock under the Plan would otherwise be called for, the actual payment or Distribution will reflect a rounding of such fraction to the nearest number of shares of New Common Stock (up or down), with half shares of New Common Stock or less being rounded down.

In addition, the Distribution Agent may, but shall not have any obligation to, make a Distribution on account of an Allowed Claim on a Subsequent Distribution Date if the aggregate amount of all Distributions authorized to be made on the Distribution Date has an economic value less than $250,000, unless such Subsequent Distribution Date would be the final Distribution Date.

9.9. Undeliverable Distributions

In the event that any Distribution to any Holder is returned as undeliverable, or no address for such Holder is found in the Debtors’ records, no further Distribution to such Holder shall be made unless and until the Reorganized Debtors or the Distribution Agent is notified in writing of the then-current address of such Holder, at which time such Distribution shall be made to such Holder on the first Distribution Date that is not less than 30 days thereafter. Undeliverable Distributions shall remain in the possession of the Reorganized Debtors and the Distribution Agent until such time as such Distribution becomes deliverable or such Distribution reverts to the Reorganized Debtors or is cancelled pursuant to Article 9.10 herein, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

9.10. Reversion

Any Distribution under the Plan that is an Unclaimed Distribution for a period of six months thereafter shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code, and such Unclaimed Distribution shall revest in the Reorganized Debtors and, to the extent such Unclaimed Distribution is New Common Stock, such Unclaimed Distribution shall be deemed cancelled. Upon such revesting or cancellation, the Claim of any Holder or its successors and assigns with respect to such property shall be cancelled, discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable Distributions and Unclaimed Distributions shall apply with equal force to Distributions that are issued by the Debtors, the Reorganized Debtors, or the Distribution Agent made pursuant to any indenture or Certificate, notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned or unclaimed property law.

Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim whose Distribution is declared an undeliverable or Unclaimed Distribution.

9.11. Surrender of Cancelled Instruments or Securities

Except as otherwise provided in the Plan, on the Effective Date, or as soon as reasonably practicable thereafter, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is administered by a Servicer). Such Certificate shall be cancelled solely as to the Debtors and the Second Lien Notes Indentures and Unsecured Notes Indentures shall remain in effect and govern the rights and obligations of the Indenture Trustees and the beneficial holders of notes issued under such indentures. Subject to the foregoing sentence, regardless of any actual surrender of a Certificate, the deemed surrender shall have the same effect as if its Holder had actually surrendered such Certificate (including the discharge of such Holder’s Claim or Equity Interest pursuant to the Plan), and such Holder shall be deemed to have relinquished all rights, Claims and Equity Interests with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article shall not apply to any Claims Reinstated pursuant to the terms of the Plan.

9.12. Compliance with Tax Requirements and Allocations to Principal and Interest

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any tax law, and all Distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including withholding in kind (including withholding New Common Stock), liquidating a portion of the Distributions to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions or establishing any other mechanisms they believe are reasonable and appropriate. For purposes of the Plan, any withheld amount (or property) shall be treated as if paid to the applicable claimant. The Reorganized Debtors reserve the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances. Distributions in full or partial satisfaction of Allowed Claims shall be allocated first to trust fund-type taxes, then to other taxes and then to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that has accrued on such Claims.

9.13. Setoffs

Except as otherwise provided herein, a Final Order of the Bankruptcy Court, or as agreed to by the Holder and the Debtors or the Reorganized Debtors, as applicable, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 thereof), applicable non-bankruptcy law, or such terms as may be agreed to by the Holder and the Debtors or the Reorganized Debtors, as applicable, may, without any further notice to, or action, order or approval of the Bankruptcy Court, set off against any Allowed Claim and the Distributions to be made on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), any claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor may possess against such Holder. In no event shall any Holder of a Claim be entitled to set off any Claim against any Claim, right, or Cause of Action of a Debtor or a Reorganized Debtor, as applicable, unless such Holder has filed a Proof of Claim in the Chapter 11 Cases by the applicable Claims Bar Date preserving such setoff and a Final Order of the Bankruptcy Court has been entered, authorizing and approving such setoff.

9.14. No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order (including, for the avoidance of doubt, Article 4.2.3 hereof), required by applicable law, or agreed to by the Debtors or the Reorganized Debtors, as applicable, postpetition interest shall not accrue or be paid on any Claim, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on, or after the Petition Date, on any such Claim. For the avoidance of doubt, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date an initial or final Distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

9.15. No Payment Over the Full Amount

In no event shall a Holder of a Claim receive more than the full payment of such Claim. To the extent any Holder has received payment in full with respect to a Claim, such Claim shall be disallowed and expunged without an objection to such Claim having been filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

9.16. Claims Paid or Payable by Third Parties

9.16.1 Claims Paid by Third Parties. If the Debtors become aware of the payment by a third party which causes the Holder of an Allowed Claim to receive more than payment in full, the Debtors or the Reorganized Debtors, as applicable, shall send a notice of wrongful payment to the applicable Holder requesting return of any excess payments and advising the recipient of the provisions of the Plan requiring turnover of excess funds. The failure of such Holder to timely repay or return such Distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period until the amount is repaid.

9.16.2 Claims Payable by Third Parties. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim shall be disallowed and expunged without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

10.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

10.1. Objections to Claims

Any objections to Claims (other than Administrative Claims) shall be filed on or before the Claims Objection Bar Date.

10.2. Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not yet been the subject of a Final Order, shall be deemed to be estimated at zero dollars unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including, but not limited to, for purposes of Distributions).

Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court or under the Plan. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation of such Claim unless the Holder of such Claim has filed a motion with the Bankruptcy Court requesting the right to seek such reconsideration on or before 20 calendar days after the date such Claim is estimated by the Bankruptcy Court.

10.3. Expungement and Disallowance of Claims

10.3.1 Paid, Satisfied, Amended, Duplicate or Superseded Claims. Any Claim that has been paid, satisfied, amended, duplicated (by virtue of the substantive consolidation provided for under this Plan, or otherwise) or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors on or after 14 calendar days after the date on which notice of such adjustment or expungement has been filed with the Bankruptcy Court, without an objection to such Claim having to be filed, and without any further action, order or approval of the Bankruptcy Court.

10.3.2 Retiree Benefit Claims. Consistent with the Retiree Settlement, any Claims filed by Retirees on account of Retiree Benefits modified by the Retiree Settlement are expunged and disallowed without an objection to such Claim having to be filed, and without any further notice to or action, order or approval of the Bankruptcy Court.

10.3.3 Claims by Persons From Which Property Is Recoverable. Unless otherwise agreed to by the Reorganized Debtors or ordered by the Bankruptcy Court, any Claims held by any Person or Entity from which property is recoverable under sections 542, 543, 550 or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and any Holder of such Claim may not receive any Distributions on account of such Claim until such time as such Cause of Action against that Person or Entity has been resolved.

10.3.4 Indemnification Claims. All Claims filed on account of an indemnification obligation to a director, officer or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date, to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order or approval of the Bankruptcy Court.

10.4. Amendments to Proofs of Claim

On or after the Effective Date, a Proof of Claim may not be amended (other than solely to update or correct the name or address of the Holder of such Claim) without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such amended Proof of Claim filed without such prior authorization shall be deemed disallowed in full and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

10.5. No Distributions Pending Allowance

If an objection to a Claim or a portion thereof is filed as set forth in Article 10 herein or the Claim otherwise remains a Disputed Claim, except as otherwise provided in a Final Order of the Bankruptcy Court, no payment or Distribution provided under the Plan shall be made on account of such Claim or portion thereof, as applicable, unless and until such Disputed Claim becomes an Allowed Claim.

10.6. Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the applicable provisions of the Plan.

10.7. Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date the Reorganized Debtors shall have the sole authority to (a) file, withdraw or litigate to judgment objections to Claims, (b) settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court, and (c) administer and adjust, or cause to be administered and adjusted, the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court;

provided that nothing in this Article 10.7 shall limit the ability under the Bankruptcy Code of any party-in-interest to object to any Claim prior to the Claim Objection Bar Date unless otherwise ordered by the Bankruptcy Court.

10.8. Disputed Claims Reserve

On the Initial Distribution Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors (after consultation with the Kodak GUC Trustee) shall set aside in the Disputed Claims Reserve the amount of New Common Stock or Cash that Reorganized Kodak determines would likely have been distributed to the Holders of all Disputed Claims as if such Disputed Claims had been Allowed on the Effective Date, with the amount of such Allowed Claims to be determined, solely for the purposes of establishing reserves and for maximum Distribution purposes, to be the lesser of (a) the asserted amount of the Disputed Claim filed with the Bankruptcy Court as set forth in the non-duplicative Proof of Claim, or (if no proof of such Claim was filed) listed by the Debtors in the Schedules, (b) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court, or (c) the amount otherwise agreed to by the Debtors or the Reorganized Debtors in consultation with the Requisite Backstop Parties, as applicable, and the Holder of such Disputed Claim for Distribution purposes. With respect to all Disputed Claims that are General Unsecured Claims and are unliquidated or contingent and for which no dollar amount is asserted on a Proof of Claim, the Debtors will reserve an aggregate number of shares of New Common Stock adjusted from time to time equal to the amount reasonably determined by the Debtors.

The Distribution Agent may, at the direction of the Debtors or the Reorganized Debtors, adjust the Disputed Claims Reserve to reflect all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on the Distribution Dates, as required by this Plan. The Distribution Agent shall hold in the Disputed Claims Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise. The taxes imposed on the Disputed Claims Reserve (if any) shall be paid by the Distribution Agent from the property held in the Disputed Claims Reserve, and the Reorganized Debtors shall have no liability for such taxes.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the Distribution Agent will, out of the Disputed Claims Reserve, distribute to the Holder thereof the Distribution, if any, to which such Holder is entitled in accordance with this Plan. Subject to this Plan, all Distributions made under this paragraph on account of Allowed Claims will be made together with any dividends, payments or other Distributions made on account of, as well as any obligations arising from, the distributed property, then held in the Disputed Claims Reserve as if such Allowed Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Claim Holders included in the applicable Class under this Plan.

The Distribution Agent shall cause all New Common Stock in the Disputed Claims Reserve to be voted in proportion to the votes of all other holders of New Common

Stock. After all Disputed Claims have become Allowed Claims or become disallowed and all Distributions required pursuant to this Plan have been made, the Distribution Agent shall, at the direction of Reorganized Debtors, either (a) effect a final distribution of the shares remaining in the Disputed Claims Reserve or (b) effect the orderly sale of the shares remaining in the Disputed Claims Reserve (so long as the aggregate market value of such shares does not exceed $1 million) and distribute the actual Cash proceeds, in each case as required by this Plan.

11.	CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

11.1. Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article 11 hereof.

(a)	Confirmation Order. The Confirmation Order shall have been entered in a form and substance reasonably satisfactory to Kodak, the DIP Facility Agents, the Requisite Backstop Parties, the Creditors’ Committee and the administrative agents under the Emergence Credit Facilities and there shall not be a stay or injunction in effect with respect thereto.

(b)	Backstop Commitment Agreement. The Backstop Commitment Agreement shall be in full force and effect and the transactions contemplated thereunder shall have been consummated and there shall not be a stay or injunction in effect with respect thereto.

(c)	New Kodak Charter. The Reorganized Kodak Certificate of Incorporation shall have been duly filed with the Secretary of State of New Jersey.

(d)	Emergence Credit Facilities. The Emergence Credit Facility Documents shall have been duly executed and delivered by the Reorganized Debtors parties thereto, and all conditions precedent to the consummation of the Emergence Credit Facilities shall have been waived or satisfied in accordance with the terms thereof and the closing of the Emergence Credit Facilities shall have occurred.

(e)	KPP Global Settlement. The KPP Global Settlement shall have been consummated on or prior to the Effective Date.

(f)	Kodak GUC Trust. The Kodak GUC Trust Initial Amount shall have been deposited in the Kodak GUC Trust on or prior to the Effective Date.

(g)	Professional Fee Escrow Account. The Debtors shall have established and funded the Professional Fee Escrow Account in accordance with Article 3.4.2.

(h)	Necessary Documents. All actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered, as applicable.

(i)	Necessary Authorizations. All authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan as of the Effective Date shall have been received, waived or otherwise resolved.

11.2. Waiver of Conditions

The Debtors may waive conditions to the occurrence of the Effective Date set forth in this Article 11 at any time (x) in consultation with the Creditors’ Committee, and (y) with the consent of the Requisite Backstop Parties in accordance with section 7.2 of the Backstop Commitment Agreement (which consent shall not be unreasonably withheld, conditioned or delayed).

11.3. Simultaneous Transactions

Except as otherwise expressly set forth in the Plan, the Confirmation Order or a written agreement by Kodak, each action to be taken on the Effective Date shall be deemed to occur simultaneously as part of a single transaction.

11.4. Effect of Non-Occurrence of the Effective Date

If the Effective Date does not occur by October 2, 2013 or such later date as the Debtors, in consultation with the Requisite Backstop Parties, agree, the Plan shall be null and void in all respects and nothing contained in the Plan or the Amended Disclosure Statement shall constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors, prejudice in any manner the rights of the Debtors or any other Person, or constitute an admission, acknowledgment, offer or undertaking by the Debtors or any Person.

12.	SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

12.1. Compromise and Settlement

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Equity Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim, or any Distribution to be made on account of such Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors and their Estates and is fair, equitable and reasonable.

12.2. Subordinated Claims

The allowance, classification and treatment of all Allowed Claims and Equity Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, however the Debtors reserve the right to reclassify any Allowed Claim or Equity Interest in accordance with any contractual, legal or equitable subordination relating thereto, unless otherwise provided in a settlement agreement concerning such Allowed Claim.

12.3. Discharge of Claims and Termination of Equity Interests

Pursuant to and to the fullest extent permitted by the Bankruptcy Code, except as otherwise specifically provided in the Plan or the Confirmation Order, the treatment of Claims and Equity Interests under the Plan shall be in full and final satisfaction, settlement, release, discharge, and termination, as of the Effective Date, of all Claims of any nature whatsoever, whether known or unknown, against, and Equity Interests in, the Debtors, any property of the Estates, the Reorganized Debtors or any property of the Reorganized Debtors, including all Claims of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Equity Interest based upon such Claim, debt, right, or Equity Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Equity Interest based upon such Claim, liability, obligation or Equity Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim, liability, obligation or Equity Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.

12.4. Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date (and, with respect to the Second Lien Notes Claims, subject to the payment to the

Second Lien Notes Trustee of the applicable Distribution pursuant to the Plan), all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the rights, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

12.5. Debtor Release

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are hereby released and discharged by the Debtors, the Reorganized Debtors and the Estates, including any successor to the Debtors or any Estate representative from all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Reorganized Debtors or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors and their non-Debtor subsidiaries, the Estates, the conduct of the businesses of the Debtors and their non-Debtor subsidiaries, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the restructuring of Claims and Equity Interests prior to or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Amended Disclosure Statement, the KPP Global Settlement, the Emergence Credit Facility Documents, the Rights Offerings, the Backstop Commitment Agreement or, in each case, related agreements, instruments or other documents, any action or omission with respect to Intercompany Claims, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, affiliate or responsible party, or any transaction entered into or affecting, a non-Debtor subsidiary, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, fraud or a criminal act.

12.6. Voluntary Release by Holders of Claims

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, to the fullest extent permitted by applicable law, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including: any derivative claims asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Reorganized Debtors or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors and their non-Debtor subsidiaries, the Estates, the conduct of the businesses of the Debtors and their non-Debtor subsidiaries, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the restructuring of Claims and Equity Interests prior to or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Amended Disclosure Statement, the KPP Global Settlement, the Rights Offerings, the Emergence Credit Facility Documents, the Backstop Commitment Agreement or, in each case, related agreements, instruments or other documents, any action or omission with respect to Intercompany Claims, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, affiliate or responsible party, or any transaction entered into or affecting, a non-Debtor subsidiary, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, fraud or a criminal act.

Each Person providing releases under the Plan, including the Debtors, the Reorganized Debtors, the Estates and the Releasing Parties, shall be deemed to have granted the releases set forth in those sections notwithstanding that such Person may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such Person expressly waives any and all rights that it may have under any statute or common law principle which would limit the effect of such releases to those claims or causes of action actually known or suspected to exist at the time of execution of such release.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Backstop Commitment Agreement and the Plan Supplement) executed to implement the Plan.

Additionally, nothing in the Debtors’ Chapter 11 Cases, the Confirmation Order, the Plan, the Bankruptcy Code (including section 1141 thereof) or any other document filed in the Chapter 11 Cases shall in any way be construed to discharge, release, limit, or relieve the Debtors, the Reorganized Debtors, or any other party, in any capacity, from any liability or responsibility with respect to (a) any post-Effective Date obligation arising under the Internal Revenue Code, the Environmental Laws or any criminal laws of the United States or any state and local authority against the Released Parties or the Exculpated Parties or (b) the KRIP and the Qualex Base Plan. The United States, the Pension Benefit Guaranty Corporation, the KRIP, the Qualex Base Plan or any state or local authority shall not be enjoined or precluded from enforcing such liability or responsibility by any of the provisions of the Plan, Confirmation Order, Bankruptcy Code, or any other document filed in the Chapter 11 Cases. Kodak and its wholly owned subsidiary, Qualex Inc., sponsor the KRIP and the Qualex Base Plan, respectively, each of which is a defined benefit plan covered by Title IV of the Employee Retirement Security Act of 1974, as amended (“ERISA”) (29 U.S.C. § 1310 et seq.). Kodak and Qualex, respectively, will continue KRIP and the Qualex Base Plan in accordance with their terms and the relevant provisions of ERISA and the Internal Revenue Code, subject to any statutory right to terminate such plans or any right to modify such plans.

12.7. Exculpation

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors and their directors, officers (including the chief restructuring officer and interim management), employees, attorneys, investment bankers, financial advisors, restructuring advisors and other professional advisors, representatives and agents will be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation.

Except with respect to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents, the Exculpated Parties shall neither have nor incur any liability to any Entity for any Prepetition or postpetition act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Cases, including (a) the operation of the Debtors’ businesses during the pendency of these Chapter 11 Cases; (b) formulating, negotiating, preparing, disseminating, implementing, administering, confirming and/or effecting the issuance of any shares of New Common Stock in connection with the Plan, the DIP Credit Agreements, the Amended Disclosure Statement and the Plan, the Plan Supplement, the Rights Offerings and the issuance of Rights Offerings Shares, the Rights Offerings Procedures, the Backstop Commitment, Backstop Fees and any related contract, instrument, release or other agreement or document created or entered into in connection therewith (including the solicitation of votes for the Plan and other actions taken in furtherance of Confirmation and Consummation of the Plan); (c) the offer and issuance of any securities under or in connection with the Plan, including pursuant to the Rights Offerings and the Backstop Commitment Agreement; or (d) any other Prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors.

Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall exculpate any Person or Entity from any liability resulting from any act or omission that is determined by Final Order to have constituted fraud, willful misconduct, gross negligence, criminal conduct, or limits the liability of the professionals of the Exculpated Parties to their respective clients pursuant to N.Y. Comp. Codes R. & Regs. Tit. 22 § 1200.8 Rule 1.8(h)(1) (2009) and any other statutes, rules or regulations dealing with professional conduct to which such professionals are subject; provided that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan or any other related document, instrument, or agreement. Nothing in the Plan will effectuate the transfer of the GOT Adversary Patents or rights in the GOT Royalties during the pendency of the GOT Adversary Proceeding.

12.8. Injunction

Except as otherwise expressly provided in the Plan or Confirmation Order, the satisfaction, release and discharge pursuant to this Article 12 shall also act as a permanent injunction against any Person who has held, holds or may hold Claims or Equity Interests against commencing or continuing any action, employment of process or act to collect, enforce, offset, recoup or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan or the Confirmation Order to the fullest extent authorized or provided by the Bankruptcy Code, including to the extent provided for or authorized by sections 524 and 1141 thereof.

12.9. Limitations on Exculpations and Releases

Notwithstanding anything to the contrary herein, none of the releases or exculpations set forth herein shall operate to waive or release any Causes of Action of any Debtor against any Person: (a) arising under any contract, instrument, agreement, release or document delivered pursuant to the Plan or the Rights Offerings, or, in each case, documents, agreements or instruments executed in connection therewith or (b) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents.

13.	MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

13.1. Modification of Plan

Subject to the limitations contained in the Plan: (a) the Debtors reserve the right, in consultation with the Creditors’ Committee and with the consent of the Requisite Backstop Parties (which consent shall not be unreasonably withheld, conditioned or delayed), in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, in consultation with the Creditors’ Committee and with the consent of the Requisite Backstop Parties (which consent shall not be unreasonably withheld, conditioned or delayed), may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

13.2. Effect of Confirmation on Modification

Entry of a Confirmation Order shall mean that all modifications and amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code, and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

13.3. Revocation of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if the Confirmation Order is not entered or the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects (provided, the Debtors shall remain obligated to pay the Backstop Fees and Expense Reimbursement to the extent required under the Backstop Commitment Agreement); (b) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (c) nothing contained in the Plan shall: (i) constitute a waiver or release of any claims by or Claims against, or any Equity Interests in, any Debtor or any other Entity; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission of any sort by the Debtors or any other Entity.

14.	RETENTION OF JURISDICTION

14.1. Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain its existing exclusive jurisdiction over all matters arising in or out of, or related to, the Chapter 11 Cases or the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)	Allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any General Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

(b)	Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)	Resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including any disputes regarding cure obligations in accordance with Article 8.3; and (ii) any dispute regarding whether a contract or lease is, or was, executory or expired;

(d)	Ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the Plan;

(e)	Adjudicate, decide or resolve any motions, adversary proceedings, including the GOT Adversary Proceeding, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(f)	Adjudicate, decide or resolve any and all matters related to Causes of Action pending before the Bankruptcy Court on the Effective Date;

(g)	Adjudicate, decide or resolve any Causes of Action, including any Avoidance Actions;

(h)	Adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(i)	Adjudicate, decide or resolve any and all matters related to the KPP Claims and the KPP Global Settlement.

(j)	Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, Plan Supplement or the Amended Disclosure Statement;

(k)	Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(l)	Adjudicate, decide or resolve any and all disputes as to the ownership of any Claim or Equity Interest;

(m)	Resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

(n)	Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

(o)	Resolve any cases, controversies, suits, disputes or Causes of Action with respect to the existence, nature and scope of the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(p)	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(q)	Determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Amended Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement or the Amended Disclosure Statement;

(r)	Enter an order or final decree concluding or closing the Chapter 11 Cases;

(s)	Adjudicate any and all disputes arising from, or relating to, Distributions under the Plan;

(t)	Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(u)

Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan (other than any dispute arising after the Effective Date under, or directly with respect to, the Emergence Credit Facility Documents and any intercreditor agreement, which disputes shall be adjudicated in accordance with the terms of such agreements);

(v)	Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(w)	Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retirement benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(x)	Enforce all orders previously entered by the Bankruptcy Court;

(y)	Hear and resolve any disputes relating to the Kodak GUC Trust or the Kodak GUC Trust Agreement;

(z)	Hear and resolve any disputes relating to the Rights Offerings (and the conduct thereof) and the issuances of Rights Offerings Shares;

(aa)	Hear and resolve any disputes relating to the Backstop Commitment Agreement; and

(bb)	Hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article 14 to the contrary, the Emergence Credit Facility Documents shall be governed by the jurisdictional provisions therein.

15.	MISCELLANEOUS PROVISIONS

15.1. Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims and Equity Interests (irrespective of whether Holders of such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

15.2. Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving Distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

15.3. Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (a) any Debtor with respect to the Holders of Claims or Equity Interests or other Entity; or (b) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

15.4. Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

15.5. Term of Injunction or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

15.6. Entire Agreement

On the Effective Date, the Plan and the Plan Supplement shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

15.7. Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents shall be filed with the Bankruptcy Court no later than seven days prior to the Voting Deadline. After these exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address below or by downloading such exhibits and documents from the Bankruptcy Court’s website at www.nysb.uscourts.gov or the website of the Debtors’ notice and claims agent at www.kccllc.net/kodak.

15.8. Nonseverability of Plan Provisions Upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (c) nonseverable and mutually dependent.

15.9. Dissolution of Committees

After the Effective Date, the Creditors’ Committee and Retiree Committee’s functions shall be restricted to and shall not be heard on any issue except: (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, (b) motions or litigation seeking enforcement of the provisions of the Plan and the transactions contemplated hereunder or under the Confirmation Order and (c) pending appeals and related proceedings; provided that with respect to pending appeals and related proceedings, the Creditors’ Committee shall continue to comply with sections 327, 328, 329, 330, 331 and 1103 of the Bankruptcy Code and the Professional Fee Order in seeking compensation for services rendered. Upon the resolution of all matters set forth in (a)-(c) in the prior sentence, the Creditors’ Committee or Retiree Committee, as applicable, shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

15.10. Termination of Fee Examiner’s Appointment

Upon the resolution of all applications filed pursuant to sections 330 and 331 of the Bankruptcy Code by professionals subject to the Professional Fee Order, the Fee Examiner’s appointment shall terminate, and the Fee Examiner shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

15.11. Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

15.12. Conflicts

Except as set forth in the Plan, to the extent that any provisions of the Amended Disclosure Statement, the Plan Supplement, or any order of the Bankruptcy Court (other than the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflicts with or is in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

15.13. Further Assurances

The Debtors, Reorganized Debtors, all Holders of Claims receiving Distributions hereunder, and all other parties-in-interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

15.14. No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e) and 7062.

15.15. Waiver or Estoppel

Each Holder of a Claim or an Equity Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Equity Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Amended Disclosure Statement or papers filed with the Bankruptcy Court prior to the Confirmation Date.

15.16. Insurance Neutrality

Notwithstanding anything to the contrary in the Amended Disclosure Statement and related documents, Plan, any other Plan document, the Confirmation Order or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening or grants an injunction or release) (collectively, the “Plan-Related Documents”), the

Identified Insurance Policies and Agreements shall continue in effect after the Effective Date pursuant to their respective terms and conditions, and nothing in the Plan-Related Documents shall relieve any of the Reorganized Debtors from performing any of the Debtors’ obligations under the Identified Insurance Policies and Agreements including the provision or maintenance of any collateral and security required by the Identified Insurance Policies and Agreements, and payment of any claim for deductibles, self-insured retentions, retrospective premiums, or any other premium or similar obligations of any kind, any claim for contribution, indemnification, or subrogation, or any setoff, recoupment, or counterclaim arising out of or relating to any of the Identified Insurance Policies and Agreements, nor shall anything in the Plan-Related Documents relieve any insurer from performing its obligations under the Identified Insurance Policies and Agreements, in each case regardless of whether such obligations arise prior to or after the Effective Date. To the extent that any of the Identified Insurance Policies and Agreements are considered to be executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume or ratify such Identified Insurance Policies and Agreements. On and after the Effective Date, the Identified Insurance Policies and Agreements will remain valid and enforceable in accordance with their terms, shall not be impaired by the Plan or Confirmation Order, and the Reorganized Debtors and the respective counterparty to each Identified Insurance Policy and Agreement will perform their respective obligations to one another, if any, under such Identified Insurance Policy and Agreement.

15.17. Post-Effective Date Service

After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed renewed requests for service.

15.18. Notices

All notices, requests, pleadings and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	If to the Debtors, to:

Eastman Kodak Company
343 State Street
Rochester, NY 14650
	Attn:	Patrick M. Sheller

with copies to:

Sullivan & Cromwell LLP
125 Broad St.
New York, NY 10004
	Attn:	Andrew G. Dietderich
Michael H. Torkin
Mark U. Schneiderman
David R. Zylberberg

(b)	If to the DIP ABL Agent, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
	Attn:	Donald S. Bernstein

(c)	If to the DIP Term Loan Agent, to:

Covington and Burling LLP
620 Eighth Avenue
New York, NY 10018
	Attn:	Ronald Hewitt

(d)	If to the Second Lien Committee, to:

Akin Gump Strauss Hauer & Feld LLP
1 Bryant Park
New York, NY 10036
	Attn:	Michael S. Stamer
Meredith A. Lahaie

-and-

1333 New Hampshire Avenue, NW
Washington, DC 20036
	Attn:	James R. Savin

(e)	If to the Unsecured Creditors’ Committee, to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, NY 10005
	Attn:	Dennis F. Dunne
Tyson M. Lomazow
Brian Kinney

(f)	If to GSO Capital Partners, to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
	Attn:	Peter V. Pantaleo

(g)	If to any other Backstop Party, to:

In accordance with the notice provisions contained in the Backstop Commitment Agreement.

(h)	If to the U.S. Trustee, to:

Office of the United States Trustee
U.S. Department of Justice
33 Whitehall Street, 21st Floor
	Attn:	Tracy Hope Davis

16.	KODAK GUC TRUST

16.1. Execution of Kodak GUC Trust Agreement

On or before the Effective Date, the Kodak GUC Trust Agreement shall be executed by the Debtors, the Creditors’ Committee and the Kodak GUC Trustee, and all other necessary steps shall be taken to establish the Kodak GUC Trust and allocate the beneficial interests therein to the Holders of Allowed General Unsecured Claims and the Retiree Settlement Unsecured Claim, as provided in Articles 4.2.4 and 4.2.6, respectively, of the Plan, whether their Claims are Allowed on or after the Effective Date. The Kodak GUC Trust Agreement may provide powers, duties and authority in addition to those explicitly stated herein, but only to the extent that such powers, duties and authority do not affect the status of the Kodak GUC Trust as a liquidating trust for United States federal income tax purposes.

16.2. Purpose of the Kodak GUC Trust

The Kodak GUC Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

16.3. Kodak GUC Trust Assets

On the Effective Date, (a) the Kodak GUC Trust Avoidance Actions shall be transferred (and deemed transferred) to the Kodak GUC Trust without the need for any person or Entity to take any further action or obtain any approval and (b) the Debtors shall deposit the Kodak GUC Trust Initial Amount into the Kodak GUC Trust by wire transfer in accordance with wire transfer instructions provided by the Kodak GUC Trust to the Debtors prior to the Effective Date. Such transfers shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax.

16.4. Governance of the Kodak GUC Trust

The Kodak GUC Trustee shall govern the Kodak GUC Trust.

16.5. The Kodak GUC Trustee

The Creditors’ Committee shall designate the Kodak GUC Trustee. In the event the then appointed Kodak GUC Trustee dies, is terminated or resigns for any reason, the Trust Advisory Board shall promptly designate a successor trustee.

16.6. Role of the Kodak GUC Trustee

In furtherance of and consistent with the purpose of the Kodak GUC Trust and the Plan, the Kodak GUC Trustee shall (i) have the power and authority to hold, manage, convert to Cash, and distribute the Kodak GUC Trust’s assets, including prosecuting and resolving the Kodak GUC Trust Avoidance Actions, (ii) hold the Kodak GUC Trust’s assets for the benefit of its beneficiaries and (iii) have the power and authority to hold, manage, and distribute Cash or non-Cash assets obtained through the exercise of its power and authority. In all circumstances, the Kodak GUC Trustee shall act in the best interests of all beneficiaries of the Kodak GUC Trust and in furtherance of the purpose of the Kodak GUC Trust.

16.7. Non-transferability of Kodak GUC Trust Interests

The beneficial interests in the Kodak GUC Trust shall not be certificated and shall not be transferable.

16.8. Cash

The Kodak GUC Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code; provided that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

16.9. Kodak GUC Trust Distributions

At least annually, the Kodak GUC Trustee shall (in consultation with the Reorganized Debtors) make Distributions to the beneficiaries of the Kodak GUC Trust of all Cash on hand in accordance with the Kodak GUC Trust Agreement (including any Cash received from the Debtors on the Effective Date, and treating as Cash for purposes of this section any permitted investments under Article 16.8 of the Plan) except such amounts (i) that would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such Distribution (but only until such Claim is resolved), (ii) that are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Kodak GUC Trust during liquidation, (iii) that are necessary to pay reasonable expenses (including, but not limited to, any taxes imposed on the Kodak GUC Trust or in respect of its assets), and (iv) that are necessary to satisfy other liabilities incurred by the Kodak GUC Trust in accordance with the Plan or the Kodak GUC Trust Agreement.

16.10. Costs and Expenses of the Kodak GUC Trust

The costs and expenses of the Kodak GUC Trust, including the fees and expenses of the Kodak GUC Trustee and its retained professionals, shall be paid from the Kodak GUC Trust with assets of the Kodak GUC Trust. Reorganized Kodak shall have no liability therefor.

16.11. Compensation of the Kodak GUC Trustee

The Kodak GUC Trustee shall be entitled to reasonable compensation approved by the Trust Advisory Board and paid by the Kodak GUC Trust with assets of the Kodak GUC Trust in an amount consistent with that of similar functionaries in similar roles.

16.12. Retention of Professionals by the Kodak GUC Trustee

The Kodak GUC Trustee may retain and compensate attorneys and other professionals to assist in its duties as Kodak GUC Trustee on such terms as the Kodak GUC Trustee deems appropriate without Bankruptcy Court approval. Without limiting the foregoing, the Kodak GUC Trustee may retain any professional who represented the Creditors’ Committee in the Chapter 11 Cases.

16.13. Federal Income Tax Treatment of the Kodak GUC Trust

16.13.1 Kodak GUC Trust Assets Treated as Owned by Creditors. For all federal income tax purposes, all parties (including the Reorganized Debtors, the Kodak GUC Trustee and the beneficiaries of the Kodak GUC Trust) shall treat the transfer of assets to the Kodak GUC Trust for the benefit of the beneficiaries thereof, whether their Claims are Allowed on or after the Effective Date, as

(a)	a transfer to the Holders of Allowed Claims receiving Kodak GUC Trust beneficial interests of their proportionate interests in the Kodak GUC Trust’s assets (other than to the extent allocable to Disputed Claims), it being understood that the Backstop Party’s interests in the Kodak GUC Trust’s assets shall be reduced to take into account the Backstop Trust Waiver, followed by

(b)	the transfer by such Holders to the Kodak GUC Trust of the Kodak GUC Trust’s assets in exchange for their beneficial interests in the Kodak GUC Trust (and in respect all remaining assets, as a transfer to the Kodak GUC Trust to hold in reserve pending the resolution of Disputed Claims).

Accordingly, the Holders of Allowed Claims receiving Kodak GUC Trust beneficial interests shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the assets of the Kodak GUC Trust. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

16.13.2 Tax Reporting

(a)	The Kodak GUC Trustee shall file returns for the Kodak GUC Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Article 16.13.2. The Kodak GUC Trustee shall also annually send to each Holder of a beneficial interest a separate statement setting forth the Holder’s share of items of income, gain, loss, deduction or credit and will instruct all such Holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The Kodak GUC Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Kodak GUC Trust that are required by any governmental unit.

(b)	As soon as possible after the Effective Date, the Kodak GUC Trustee shall make a good-faith valuation of the Kodak GUC Trust’s assets, and such valuation shall be made available from time to time, to the extent relevant, and shall be used consistently by all parties (including the Reorganized Debtors, the Kodak GUC Trustee and the beneficiaries of the Kodak GUC Trust), for all federal income tax purposes.

(c)	Allocations of Kodak GUC Trust taxable income among the Kodak GUC Trust beneficiaries shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Kodak GUC Trust had distributed all its other assets (valued at their tax book value) to the Holders of the Kodak GUC Trust interests (treating all Disputed Claims as if they were Allowed Claims, in each case up to the tax book value of the assets treated as contributed by such Holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Kodak GUC Trust. Similarly, taxable loss of the Kodak GUC Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Kodak GUC Trust’s assets. The tax book value of the Kodak GUC Trust’s assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Internal Revenue Code, the applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

(d)	Subject to definitive guidance from the Internal Revenue Service, or a court of competent jurisdiction to the contrary (including the receipt by the Kodak GUC Trustee of a private letter ruling if the Kodak GUC Trustee requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Kodak GUC Trustee), the Kodak GUC Trustee shall (A) timely elect to treat the Kodak GUC Trust Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All parties (including the Reorganized Debtors, the Kodak GUC Trustee, and the Kodak GUC Trust beneficiaries) shall report for tax purposes consistent with the foregoing.

(e)	The Kodak GUC Trustee shall be responsible for payments, out of the assets of the Kodak GUC Trust, of any taxes imposed on the trust or its assets including the Kodak GUC Trust Disputed Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the Kodak GUC Trust Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts distributable by the Kodak GUC Trustee as a result of the resolutions of such Disputed Claims.

(f)	The Kodak GUC Trustee may request an expedited determination of taxes of the Kodak GUC Trust, including the Kodak GUC Trust Disputed Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Kodak GUC Trust for all taxable periods through the dissolution of the Kodak GUC Trust.

16.14. Dissolution

The Kodak GUC Trustee and the Kodak GUC Trust shall be discharged or dissolved, as the case may be, at such time as (a) the Kodak GUC Trustee and the Trust Advisory Board determine that the administration of the Kodak GUC Trust is not likely to yield sufficient additional proceeds to justify further pursuit of the Kodak GUC Trust Avoidance Actions or the Creditors’ Committee’s Causes of Action and (b) all Distributions required to be made by the Kodak GUC Trustee under the Plan and the Kodak GUC Trust Agreement have been made; provided that in no event shall the Kodak GUC Trust be dissolved later than three years after the Effective Date unless the Bankruptcy Court, upon motion within the six-month period prior to the third anniversary (or at least six months prior to the end of any extension period), determines that a fixed period extension (not to exceed three years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that such further extension would not adversely affect the status of the trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Kodak GUC Trust’s assets.

16.15. Indemnification and Exculpation

The Kodak GUC Trustee or the individuals comprising the Kodak GUC Trustee, as the case may be, and the Kodak GUC Trustee’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Kodak GUC Trustee, except those acts arising out of its or their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Kodak GUC Trustee, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the Kodak GUC Trustee (and the other parties entitled to indemnification under this subsection) shall be satisfied solely from the assets of the Kodak GUC Trust. The Kodak GUC Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

The members of the Trust Advisory Board shall be exculpated by the beneficiaries of the Kodak GUC Trust and any other Holders of General Unsecured Claims or the Retiree Settlement Unsecured Claim from any and all claims or causes of action and assertions of liability arising out of their performance of the duties conferred upon them by the Kodak GUC Trust Agreement, or any orders of the Bankruptcy Court, except to the extent an act constitutes bad faith, gross negligence, willful misconduct, or actual fraud. No Holder of a General Unsecured Claim or the Retiree Settlement Unsecured Claim or representative thereof shall have or pursue any claim or cause of action against any member of the Trust Advisory Board for taking any action in accordance with the Kodak GUC Trust Agreement, or to implement the provisions of an order of the Bankruptcy Court. Nothing in this provision shall be deemed to alter or limit the provisions of the Kodak GUC Trust Agreement.

16.16. Authority to Prosecute and Settle Actions

Subject to the terms of the Kodak GUC Trust Agreement, after the Effective Date, only the Kodak GUC Trustee shall have the authority to maintain, prosecute, settle, dismiss, abandon or otherwise dispose of the Kodak GUC Trust Avoidance Actions. Subject to the terms of the Kodak GUC Trust Agreement, the Kodak GUC Trustee may enter into and consummate settlements and compromises of the Kodak GUC Trust Avoidance Actions without notice to or approval by the Bankruptcy Court.

16.17. Reorganized Debtors’ Cooperation and Supply of Information and Documentation

Upon written request from the Kodak GUC Trustee, the Reorganized Debtors shall provide commercially reasonable cooperation, and shall supply, at the Kodak GUC Trust’s sole expense and subject to confidentiality protections reasonably acceptable to the Reorganized Debtors, all reasonable information, records and documentation, to the Kodak GUC Trustee that is required to promptly, diligently and effectively evaluate, file, prosecute and settle the Kodak GUC Trust Avoidance Actions. Additionally, upon request by the Kodak GUC Trustee, the Reorganized Debtors shall use commercially reasonable efforts to make available personnel with information relevant to the Kodak GUC Trust Avoidance Actions.

16.18. Preservation of Privilege and Defenses

In connection with the Kodak GUC Trust Avoidance Actions, any applicable privilege or immunity of the Debtors (or Reorganized Debtors), including but not limited to any attorney-client privilege or work-product privilege attaching to any documents or communications (whether written or oral), and all defenses, claims, counterclaims and rights of setoff or recoupment shall vest in the Kodak GUC Trust and may be asserted by the Kodak GUC Trustee. Nothing in this Article 16.18 nor any action taken by the Debtors or Reorganized Debtors in connection with this Plan, including any action taken pursuant to the Reorganized Debtors’ obligations under Article 16.17, shall be (or be deemed to be) a waiver of any privilege or immunity of the Debtors or Reorganized Debtors, as applicable, including any attorney-client privilege or work-product privilege attaching to any documents or communications (whether written or oral). Notwithstanding the Reorganized Debtors’ providing any privileged information to the Kodak GUC Trustee, the Kodak GUC Trust, or any party or person associated with the Kodak GUC Trust, such privileged information shall remain privileged. The GUC Trust shall have no right to waive the attorney-client privilege, work product or other protection or immunity of any information received from the Reorganized Debtors. The Debtors (or the Reorganized Debtors) retain the right to waive their own privileges or immunities.

Rochester, New York

Dated: August     , 2013

EASTMAN KODAK COMPANY,
on behalf of itself and all other Debtors

By:	/s/ Antonio M. Perez
Name:
Title: